As filed with the Securities and Exchange Commission on May 27, 2011

Registration No. 333-173844

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-4
UNDER THE
SECURITIES ACT OF 1933

Cogo Group Cayman, Inc.
(Exact Name of Each Registrant as Specified in its Charter)

Cayman Islands	3670	52-0466460
(State or other jurisdiction of Identification or organization	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC
86-755-267-43210
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Mr. Jeffrey Kang, Chief Executive Officer
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC
86-755-267-43210
(Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

Copies to:

Mitchell Nussbaum Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4000 Fax: (212) 407-4990	José Santos Forbes Hare Elizabethan Square Grand Cayman, Cayman Islands Telephone (345) 943 7700 Fax: (345) 943 7702

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Cogo Group, Inc.
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 8, 2011

TO ALL THE STOCKHOLDERS OF COGO GROUP, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Cogo Group, Inc. (the “Company”), a Maryland corporation, will be held 10:00 a.m. Beijing time on July 8, 2011 at our offices, Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China. The phone numbers for participation at the meeting are: for those in the United States, (866) 252-6350 or (210) 795-0518; for those in China, 400-810-4793, 10800-712-1428 or 10800-120-1428; and for those in Hong Kong, 3001-3878; for those outside of the United States, China or Hong Kong, +852-3001-3878. The pass code for all participants is 8715834.

The meeting has been called to consider and vote upon the proposed merger (referred to as the “redomestication merger”) of the Company with and into its indirect wholly owned subsidiary, Cogo Group Cayman, Inc., incorporated under the laws of the Cayman Islands (“Cogo Cayman”), for the purposes of our reincorporation and redomestication to the Cayman Islands (“redomestication merger proposal”).  After the closing of the redomestication merger, Cogo Cayman will change its name to Cogo Group, Inc.

The close of business on June 1, 2011 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our offices during the 10-day period preceding the meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the board of directors to sign, date and return the enclosed proxy card promptly.  Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof.  A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.  You may obtain directions to the meeting by calling our offices at +86 755-26743724.  This Proxy Statement and a form of proxy are available to view online at the following internet address: http://www.cogo.com.cn/investorinfo.html.

The board of directors of the Company unanimously recommends that you vote “ FOR ” the approval of the redomestication merger.  A proxy card that is returned without an indication of how to vote on a particular matter will be voted “FOR” each such proposal.

By Order of the Board of Directors,

/s/ Frank Zheng
Frank Zheng
Chief Financial Officer, Treasurer and Secretary

June 10, 2011

YOUR VOTE IS IMPORTANT. YOU ARE REQUESTED TO CAREFULLY READ THE PROXY STATEMENT. PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 27, 2011

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

Cogo Group, Inc.
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, People’s Republic of China

PROSPECTUS FOR 35,896,520 ORDINARY SHARES

The board of directors of Cogo Group, Inc., a Maryland corporation (the “Company,”) has unanimously approved the reincorporation of  the Company from the State of Maryland to the Cayman Islands, through a redomestication merger with and into its indirect wholly owned subsidiary, Cogo Group Cayman, Inc., a company formed under the laws of the Cayman Islands (“Cogo Cayman”).

In the redomestication merger, Cogo Cayman will issue its securities in exchange for our outstanding securities. Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “COGO.”  Following completion of the redomestication, Cogo Cayman will change its name to Cogo Group, Inc. and the Company expects that its shares will continue to trade as shares of Cogo Cayman on the Nasdaq Global Select Market under the same symbol.  After the consummation of the redomestication merger, Cogo Cayman will be subject to U.S. Securities and Exchange Commission reporting requirements, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of Nasdaq. However, it will be eligible to, and expects to, become a foreign private issuer.  As a foreign private issuer,  Cogo Cayman would be subject to reporting requirements that are less stringent than for a U.S. filer.  The Company does not expect the redomestication merger to have a material impact on the results of operations or financial condition of Cogo Cayman and Cogo Cayman will continue to report the consolidated financial results in Renminbi (“RMB”) in accordance with U.S. GAAP. There will be some differences in your shareholder rights given the inherent differences in the laws between the Cayman Islands and Maryland. A detailed chart outlining those differences is included in the accompanying proxy statement in the section titled “Comparison of Rights of Shareholders.”

This proxy statement/prospectus provides you with detailed information about the redomestication merger with Cogo Cayman and the special meeting of stockholders of the Company. You are encouraged to carefully read this entire document and the documents incorporated by reference.

The redomestication merger will be completed upon approval of at least two-thirds of the  shares entitled to be cast on the matter at the special meeting, which will take place on July 8, 2011.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The Company encourages you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 12.

This proxy statement/prospectus is dated June 2, 2011, and is first being mailed to the Company stockholders on or about June 10, 2011.

1

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	2

QUESTIONS AND ANSWERS ABOUT THE MEETING	3

SUMMARY	6
Summary	6
Company Overview	6
Redomestication	7
Special Meeting of the Company’s Stockholders — Date, time and place	7
Voting Power; Record Date	7
Vote Required to Approve the Proposal	7
Appraisal Rights	7
Proxies	7
The Company’s Board of Directors’ Recommendation	7
Comparison of Stockholder Rights	8
Foreign Private Issuer Status	8
Tax Consequences	8
Board Solicitation	8

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	9

SUMMARY PRO FORMA FINANCIAL INFORMATION	12

RISK FACTORS	12

THE COMPANY’S SPECIAL MEETING	17
The Special Meeting	17
Date, Time and Place	17
Purpose of the Special Meeting	17
Record Date; Who is Entitled to Vote	17
Voting Your Shares	17
Who Can Answer Your Questions About Voting Your Shares	18
No Additional Matters May Be Presented at the Special Meeting	18
Revoking Your Proxy	18
Vote Required	18
Appraisal Rights	18

PROPOSAL: THE REDOMESTICATION MERGER	19
General	19
Adoption of the Redomestication Merger	19
Background and Reasons for the Redomestication Merger	19
Redomestication Merger	20
Conditions to Consummation of the Merger	20
Regulatory Approvals	21
Management of Cogo Cayman	21
Stock Exchange Listing	21
Stock Certificates	21
Appraisal Rights	21
Foreign Private Issuer Status	23

i

COMPARISON OF STOCKHOLDER RIGHTS	25
General	25
Enforcement of Judgments	25
Comparison of the corporate laws of Maryland and Cayman Islands	26

TAXATION	36
Cayman Islands Taxation	36
Tax Consequences of the Redomestication Merger	36
Tax Consequences to Cogo Cayman and Cogo Cayman Shareholders	36
PRC Taxation	36
Tax Consequences of the Redomestication Merger	36
Resident Enterprise Treatment	36
Dividends From PRC Subsidiaries	37
Dividends that Non-PRC Resident Investors Receive From Cogo Cayman; Gain on the Sale or Transfer of Cogo Cayman Ordinary Shares	38
Penalties for Failure to Pay Applicable PRC Income Tax	39
United States Federal Income Taxation	40
General	40
Tax Consequences of the Redomestication Merger	42
Tax Consequences to U.S. Holders of Cogo Cayman Ordinary Shares	43
Non-U.S. Holders	45
Information Reporting and Backup Withholding	46

STOCKHOLDER PROPOSALS	47

LEGAL MATTERS	47

EXPERTS	47

INCORPORATION BY REFERENCE	47

WHERE YOU CAN FIND MORE INFORMATION	48

ii

ANNEXES
A	Cogo Group, Inc. Memorandum
B	Cogo Group, Inc. Articles of Association
C	Plan of Merger
D	Articles of Merger

Under the law of the Cayman Islands, Cogo Group Cayman, Inc. is authorized to issue “ordinary shares” and holders of ordinary shares are “members.” From time to time for simplicity, references to members and ordinary shares have been translated herein to stockholders, and common stock, respectively, which are terms more familiar to United States persons who we believe are the majority of our stockholders.  Unless otherwise indicated, references herein to “we,” “us,” “our” or the "Company" are to Cogo Group, Inc. and references to the “PRC” or “China” refer to the People’s Republic of China, and for the purposes herein, excludes Hong Kong, Macau and Taiwan.

The prospectus incorporates important business and financial information about the Company that is not included in or delivered with the document; and that such information is available without charge to security holders upon written or oral request to:

Cogo Group, Inc.
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC
86-755-267-43210

In order to obtain timely delivery of any such information, security holders must request the information no later than five business days before the date the date of the meeting or July 8, 2011.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference forward looking statements within the meaning of the private securities litigation reform act of 1995 with respect to the restructuring and our financial condition, results of operations and business. This act protects public companies from liability for forward looking statements in private securities litigation if the forward looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the forward looking statements. Forward looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to under “Risk Factors” and elsewhere herein or in the documents incorporated by reference.  All statements regarding the expected benefits of the restructuring are forward looking statements. The forward looking statements may include statements for the period following completion of the redomestication merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “can,” “continue,” “potential,” “should,” “will,” “could,” “intends,” “plans” or similar expressions in this proxy statement/prospectus or in the documents incorporated by reference. You should be aware that any forward looking statements in this proxy statement/prospectus reflect only current expectations and are not guarantees of performance. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward looking statements. You should consider these risks when deciding how to vote. Also, as you make your decision how to vote, please take into account that forward looking statements speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of any such document, or in certain cases, as of a specified date.

We have identified factors that could cause actual plans or results to differ materially from those included in any forward looking statements. These factors include, but are not limited to, the following:

•	an inability to realize expected benefits of the restructuring within the anticipated time frame, or at all;

•
changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	an inability to execute any of our business strategies;

•	costs or difficulties related to the merger and related restructuring transactions, which could be greater than expected; and

•	such other risk factors as may be discussed in our reports filed with the SEC.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	What is being voted upon?	A.
The only proposal being voted upon is the proposal to approve the merger of the Company with and into Cogo Cayman for purposes of redomestication to the Cayman Islands.  This is referred to as the “redomestication merger proposal.”

Q.	Why is the Company proposing the redomestication merger?	A.
The Company believes the redomestication merger may increase our access to international capital markets and cause our securities to become more attractive to non-U.S. investors, thus providing the opportunity to broaden our investor base. The merger could enhance our recognition by the international investment communities, including financial analysts, investment banks and the financial media. This recognition may translate into an increased level of investment by non-U.S. investors.  As a Cayman Islands company Cogo Cayman would also be eligible to list on the Hong Kong stock exchange, which would be consistent with the enhancement of its recognition by the international investment community.  The Company cannot assure you, however, that the anticipated benefits of the merger will be realized or that Cogo Cayman will apply to list on the Hong Kong Stock Exchange.  In addition, the redomestication merger will enable Cogo Cayman to qualify as a “foreign private issuer” which would reduce the number of documents and information that Cogo Cayman would have to file with the Securities and Exchange Commission (“SEC”).  Such reduction would most likely have a corresponding reduction in the fees and expenses Cogo Cayman would incur as a public company.

Q.	What vote is required in order to adopt the redomestication merger?	A.	The affirmative vote by the stockholders of two thirds of all the outstanding shares of common stock of the Company is required to approve the redomestication merger proposal.

Q.	Does the Company’s board recommend voting in favor of the redomestication merger ?	A.
After careful consideration, our board of directors has determined that the redomestication merger is in the best interests of the Company’s stockholders. Therefore, the board recommends that the stockholders vote for the proposal being put before the stockholders.

Q.	What will I receive in the redomestication merger?	A.
Our stockholders will receive an equal number of ordinary shares in the share capital of Cogo Cayman in exchange for their shares of the Company’s common stock and the holders of any convertible securities of the Company will, after the redomestication merger, have the right to convert their securities into ordinary shares  in the share capital of Cogo Cayman.

Q.	How will the redomestication merger be accomplished?	A.
The Company will merge with and into Cogo Cayman. Cogo Cayman was incorporated as a Cayman Islands company on April 12, 2011, and is the Company’s indirect wholly owned subsidiary. In the redomestication merger, each of the Company’s currently issued outstanding shares of common stock will automatically convert into one ordinary share in the share capital of Cogo Cayman. This procedure will result in you becoming a shareholder in Cogo Cayman.

Q	When do you expect to complete the redomestication merger?	A.	The Company intends to complete the merger as soon as practicable following the approval of the merger by stockholders of the Company at the stockholders’ meeting.

Q	Can I trade the Company’s shares between the date of this proxy statement/prospectus and the effective time of the redomestication merger?	A.	Yes. Our common stock will continue trading during this period.

Q.	Will the Company’s stockholders be taxed as a result of the redomestication merger?	A.
Generally, for U.S. federal income tax purposes, stockholders of the Company who are U.S. holders and exchange their shares of the Company’s common stock for Cogo Cayman ordinary shares pursuant to the redomestication merger will not recognize any gain or loss as a result of the redomestication merger. However, stockholders are urged to consult their own tax advisors with regard to the particular tax consequences to them of the redomestication merger.

Q.	Will the Company be taxed on the redomestication merger?	A.
Management believes that the Company will not incur any U.S. federal income tax as a result of the redomestication merger.  The IRS may not agree with this conclusion. In such an event, there may be significant U.S. federal income tax obligations for Cogo Cayman, the surviving company, to pay.

Q.	What will the name of the surviving company be after the redomestication merger?	A.	The name of the surviving company following completion of the redomestication merger will be changed to “Cogo Group, Inc.”

Q.	Do I have dissenter or appraisal rights?	A.
In connection with the redomestication merger, our stockholders will have appraisal rights under Maryland corporate law.  Appraisal rights are not available under the Cayman Islands Companies Law (2010 Revision) for our stockholders in connection with the redomestication merger proposal.

Q	If the redomestication merger is approved at the meeting, will Cogo Cayman become a foreign private issuer immediately after the consummation of the merger?	A.
The Company anticipates that Cogo Cayman  will be eligible to become a foreign private issuer immediately after the consummation of the redomestication merger and intends that Cogo Cayman will make filings with the SEC on that basis.

What are the different SEC filing requirements for a foreign private issuer as opposed to a U.S. filer?
Being a foreign private issuer will exempt Cogo Cayman  from certain SEC requirements that provide shareholders the protection of information that must be made available to shareholders of U.S. public companies; including:

•           The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or Current Reports on Form 8-K;

•           The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•           Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•           The sections of the Exchange Act requiring insiders to file public reports of their ordinary share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Are foreign private issuers listed on Nasdaq treated differently?
As a foreign private issuer, Cogo Cayman will be permitted to follow home country corporate governance practices instead of certain requirements of the Nasdaq Listing Rules which may result in a shareholder having a lower level of independent oversight over management of Cogo Cayman and other matters than if Cogo Cayman were not a foreign private issuer.  See “Comparison Of Stockholder Rights – Foreign Private Issuer Status.”

Q.	If I am not going to attend the Company special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the Company special meeting.

Q.	What will happen if I abstain from voting or fail to vote?	A.	An abstention or failure to vote will have the effect of voting against the redomestication merger.

Q.	What do I do if I want to change my vote?	A.
Send a later-dated, signed proxy card to the Company’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. If you hold your shares through a broker, you will have to direct your broker to do this for you. You also may revoke your proxy by sending a notice of revocation to the Company’s secretary at the address of the Company’s corporate headquarters.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?	A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Do I need to turn in my old certificates after the redomestication merger?	A.
No. If you hold your securities in the Company in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by Cogo Cayman. Your current certificates will represent your rights in Cogo Cayman. You may exchange them by contacting the transfer agent, American Stock Transfer & Trust Company, LLC, Reorganization Department, and following their requirements for reissuance.

Q.	Who can help answer my questions?	A.
If you have questions about the stock purchase, you may write or call the Company at Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China. The phone number is 86-755-267-43210 (which number is in China, which is 12 hours ahead of New York time).

SUMMARY

Summary

This section summarizes material items related to the proposal to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See “Where You Can Find More Information.”

Company Overview

Cogo Group, Inc.
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC
86-755-267-43210

The Company provides customized module design solutions for a diverse set of applications and end-markets, serving as a gateway for our technology component suppliers to access leading electronics manufacturers in China. Our customized module design solutions allow our customers to take advantage of technology components from reputable suppliers in an efficient and cost-effective manner, effectively reducing their time-to-market and lowering their overall costs. Our close collaboration with our customers’ product development teams provides us with a unique understanding of their needs, enabling us to customize our suppliers’ technology components with module designs that meet our customers’ needs. In addition, in 2006 the Company began offering technology and engineering services in China and in 2007, the Company began offering software design service in China.

The Company focuses on the digital media, telecommunications equipment and industrial business end-markets in the PRC. In the digital media end-market, the Company provides mobile handset and module solutions for functionalities such as CMMB mobile TV, motion sensor, camera, power supply and bluetooth as well as solutions for high definition digital set-top box, GPS and solutions for Tablet. In the telecommunications equipment end-market, the Company provides solutions for public switched telephone network, or PSTN, switching, optical transmitters, electrical signal processing and optical signal amplification. In the industrial business end-market, which commenced since the beginning of 2008, the Company provides industrial solutions for the smart meter, smart grid, railway and auto-electronics sectors. Currently, the Company has approximately 1,600 customers, including many of the most established manufacturers in the digital media, telecommunications equipment and industrial business end-markets in the PRC such as ZTE, TCL and BYD. The Company works with original equipment manufacturers, or OEMs, as well as subsystem designers and contract manufacturers to provide solutions to support industry leaders like Huawei. In developing customized module design solutions for use in our customers’ products, the Company collaborates closely with over 30 suppliers of technology components, including many large multinational companies such as Broadcom, Sandisk, Freescale Semiconductor and Atmel. Additionally, in October 2006 the Company became one of the first PRC-based companies to license software technology and have access to selected source codes relating to digital media directly from Microsoft.

Based on the customer’s specific requirements, the Company will propose a customized module reference design, which usually incorporates technology components from our suppliers. If the customer accepts our module reference design, it will generally agree to purchase specific components contained in our proposed design from us. However, our customers and their third-party contract manufacturers are responsible for the manufacture and assembly of the customized module based on our designs. Our business model is based on generating recurring revenue by reselling specific components required in our module reference designs. The difference between the purchase price the Company pays its suppliers for these components and our sales price to our customers for these components compensates us for our design, technical support and distribution services.

The Company continues to explore and identify new end-markets where it can leverage both its design and engineering expertise. For example, in January 2011, the Company acquired MDC Tech International Holdings Limited which provides us with a strong foothold in two fast growing industrial markets: health care and smart grid. In 2009, the Company acquired Mega Smart Group Limited which provides industrial solutions for the green energy and auto-electronics sectors.

Redomestication

The Company formed Cogo Cayman as an indirect wholly owned subsidiary under the laws of the Cayman Islands  for the sole purpose of effectuating the redomestication  merger. The Company will, if the stockholders so approve at this special meeting, merge with Cogo Cayman, changing the Company’s jurisdiction of incorporation from Maryland to the Cayman Islands. Our common stock will be converted into ordinary shares in the share capital of Cogo Cayman.    After the closing of the redomestication merger, Cogo Cayman will change its name to Cogo Group, Inc.

Special Meeting of the Company’s Stockholders — Date, time and place

The special meeting of our stockholders will be held at 10:00 a.m., Beijing time, on July 8, 2011 at our offices, Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China. The phone numbers for participation at the meeting are: for those in the United States, (866) 252-6350 or (210) 795-0518; for those in China, 400-810-4793, 10800-712-1428 or 10800-120-1428; and for those in Hong Kong, 3001-3878; for those outside of the United States, China or Hong Kong, +852-3001-3878. The pass code for all participants is 8715834.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on June 1, 2011, which is the record date for the special meeting. You will have one vote for each share of our common stock you owned at the close of business on the record date. On the record date, there were 35,896,520 outstanding shares of the Company common stock.  Of such amount, approximately 10,248,959 shares of common stock are owned by the directors, executive officers and their affiliates of the Company.

Vote Required to Approve the Proposal

The approval of the redomestication merger proposal will require the affirmative vote by the stockholders of two-thirds of all the outstanding shares of common stock of the Company.

Appraisal Rights

Generally, a stockholder of a Maryland corporation who objects to the proposed transaction has the right to demand and receive payment of the fair value of his stock from the successor.  In connection with the redomestication merger, an objecting stockholder who has not received payment for his stock may petition a court of equity for an appraisal to determine the fair value of the stock.  Appraisal rights are not available under the Cayman Islands Companies Law (2010 Revision) for stockholders of the Company in connection with the redomestication merger.

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

The Company’s Board of Directors’ Recommendation

Our board of directors unanimously approved and decided to recommend to the stockholders of the Company to approve the redomestication merger proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the redomestication merger proposal.

Comparison of Stockholder Rights

The rights of our stockholders will change upon our redomestication. A comparison of the rights of stockholders under Maryland and Cayman Islands law is included on pages 26 to 35 of this proxy statement/prospectus.

Foreign Private Issuer Status

The Company expects that Cogo Cayman  will be eligible to become a foreign private issuer after the completion of the redomestication merger, and intends that Cogo Cayman will make filings with the SEC on that basis.  See “See the discussion in the section entitled “The Redomestication Merger ― Foreign Private Issuer Status.”

Tax Consequences

Management believes that the Company will not incur any U.S. federal income tax as a result of the redomestication merger.  The IRS may not agree with this conclusion. In such an event, there may be a significant U. S. federal income tax obligation for Cogo Cayman, the surviving company, to pay.  Generally, for U.S. federal income tax purposes, stockholders who are U.S. holders and who  exchange their shares of the Company common stock for Cogo Cayman ordinary shares pursuant to the redomestication merger will not recognize any gain or loss, as a result of the redomestication merger. See “Taxation ― United States Federal Income Taxation ― Tax Consequences of the Redomestication Merger” starting on page 40.

Board Solicitation

Your proxy is being solicited by the board of directors of the Company on the redomestication merger proposal being presented to the stockholders at the special meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data for the periods indicated. The consolidated statement of income and comprehensive income data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009, have been derived from our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010, incorporated by reference into this prospectus.  The consolidated statements of income and comprehensive income data for the years ended December 31, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008, 2007 and 2006 were derived from the audited financial statements of the Company which are not incorporated by reference in this prospectus.  You should read this summary historical consolidated financial data with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, which are included in our annual report on Form 10-K for the year ended December 31, 2010 incorporated by reference into this prospectus. These operating results are not necessarily indicative of our operating results for any future period.  We have not included data for Cogo Cayman, because it was not in existence during any of the periods shown below.

	Year Ended December 31,
Selected Consolidated Statements of Income and Comprehensive Income Data: (in thousands, except share data)	2010		2009	2008	2007	2006
	USD	RMB	RMB	RMB	RMB	RMB
Net revenue	392,351	2,589,518	2,096,216	1,959,540	1,666,508	1,323,563
Cost of sales	(336,799)	(2,222,872)	(1,794,882)	(1,642,765)	(1,343,593)	(1,076,879)
Gross profit	55,552	366,646	301,334	316,775	322,915	246,684
Income from operations	18,123	119,618	73,112	72,538	146,481	128,795
Net income	17,129	113,055	83,169	97,162	155,508	128,820
Less net income attributable to noncontrolling interest	(103)	(680)	(2,945)	(1,255)	(3,065)	(5,545)
Net income attributable to Cogo Group, Inc.	17,026	112,375	80,224	95,907	152,443	123,275
Earnings per share attributable to Cogo Group, Inc.
Income before extraordinary item (Basic)	0.46	3.01	2.01	2.49	4.12	3.83
Extraordinary item	—	—	0.19	—	—	—
- Basic	0.46	3.01	2.20	2.49	4.12	3.83
Income before extraordinary item (Diluted)	0.45	2.94	1.95	2.42	3.98	3.64
Extraordinary item	—	—	0.18	—	—	—
- Diluted	0.45	2.94	2.13	2.42	3.98	3.64

The following table sets forth information from our balance sheets.

	As of December 31,
Selected Consolidated Balance Sheets Data: (in thousands)	2010		2009	2008	2007	2006
	USD	RMB	RMB	RMB	RMB	RMB
Total current assets	310,151	2,047,001	1,594,043	1,429,975	1,573,080	827,162
Goodwill	26,581	175,436	196,858	116,632	99,474	46,692
Total Assets	351,819	2,322,017	1,921,527	1,686,810	1,840,540	907,098
Accounts payable	9,587	63,283	81,140	107,512	174,628	114,217
Bank borrowings	76,650	505,888	119,402	-	9,080	30,272
Total current liabilities	91,045	600,905	350,397	257,662	365,185	241,534
Total liabilities	93,131	614,682	369,505	277,355	386,672	241,534
Total Cogo Group, Inc. equity	256,365	1,692,003	1,543,567	1,403,944	1,453,868	663,918
Noncontrolling interest	2,323	15,332	8,455	5,511	-	1,646
Total equity	258,688	1,707,335	1,552,022	1,409,455	1,453,868	665,564
Total Liabilities And Equity	351,819	2,322,017	1,921,527	1,686,810	1,840,540	907,098

The selected historical consolidated financial data are expressed in RMB, the national currency of the People's Republic of China (“PRC”). Solely for the convenience of the reader, the December 31, 2010 audited consolidated financial statements have been translated into United States dollars (“USD”) at the closing rate in New York City on December 31, 2010 for cable transfers in RMB as certified for customers purposes by the Federal Reserve Bank of New York of USD 1.00 = RMB6.60. No representation is made that the RMB could have been, or could be, converted into USD at that rate or at any other certain rate on December 31, 2010, or at any other certain date.

SUMMARY PRO FORMA FINANCIAL INFORMATION

We have not presented a pro forma consolidated condensed balance sheet for Cogo Cayman in this proxy statement/prospectus because it would be identical to the consolidated balance sheet of the Company as of December 31, 2010. That balance sheet is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus.

We have not presented a pro forma consolidated condensed statement of income for Cogo Cayman in this proxy statement/prospectus because it would be identical to the consolidated statement of income and comprehensive income of the Company for the year ended December 31, 2010. That consolidated statement of income and comprehensive income is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus.

Costs incurred in connection with the merger are not expected to be material and will be expensed as incurred.

RISK FACTORS

In considering whether to vote for approval of the redomestication merger, you should consider carefully the following risks or investment considerations related to the redomestication merger.  You should carefully consider the risks described below and the other risks applicable to investing in a company in our industry doing business in China described under “Risk Factors” in our Annual Reports on Form 10-K, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

There is a risk that Cogo Cayman could be treated as a foreign corporation for U.S. federal income tax purposes after the redomestication merger, which could result in significantly greater U.S. federal income tax liability to the Company

Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”) generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States, will be treated as a U.S. corporation for U.S. federal income tax purposes if (i) the acquiring corporation, together with all corporations connected to it by a chain of greater than 50% ownership by vote and value (the “expanded affiliated group”), does not have substantial business activities in the country in which the acquiring corporation is organized, compared to the total worldwide business activities of the expanded affiliated group, and (ii) shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition.

If Section 7874(b) were determined not to apply to the redomestication merger, Cogo Cayman would be treated as a foreign corporation for U.S. federal income tax purposes as a result of the redomestication merger and, among other things, the Company would be required to recognize gain (but not loss) under Section 367 of the Code equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the redomestication merger.  The amount of such potential gain (and any U.S. federal income tax liability to the Company by reason of such gain) cannot be determined at this time because any such gain would be determined based on the value of the Company’s assets at the time of the redomestication merger. Any U.S. federal income tax liability incurred by the Company as a result of such gain should become a liability of Cogo Cayman by reason of the redomestication merger.

Although we expect that Section 7874(b) should apply to treat Cogo Cayman as a U.S. corporation, rather than a foreign corporation, and, therefore, that the Company would not recognize gain (or loss) as a result of the redomestication merger for U.S. federal income tax purposes, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the redomestication merger (and the subsequent operations of Cogo Cayman, as well as members of its expanded affiliated group), this result is not entirely free from doubt.  For a further discussion of these issues, see the section entitled “Taxation ― United States Federal Income Taxation ― Tax Consequences of  the Redomestication Merger ― Tax Consequences to the Company and Cogo Cayman.”

Under the PRC EIT Law, Cogo Cayman and/or its Hong Kong subsidiaries may be classified as a “resident enterprise” of the PRC.  Such classification could result in PRC tax consequences to Cogo Cayman, its Hong Kong subsidiaries and/or Cogo Cayman’s non-PRC resident shareholders.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008.  Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to an enterprise organized under the laws of the PRC for PRC enterprise income tax purposes.  The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem Cogo Cayman’s managing body as being located within the PRC.  Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

If the PRC tax authorities determine that Cogo Cayman is a “resident enterprise” or its Hong Kong subsidiaries are “resident enterprises” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  First, Cogo Cayman and/or its Hong Kong subsidiaries may be subject to the enterprise income tax at a rate of 25% on Cogo Cayman’s and/or its Hong Kong subsidiaries’ worldwide taxable income, as well as PRC enterprise income tax reporting obligations.  Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” may be exempt from enterprise income tax.  However, so far it is unclear whether the dividends Cogo Cayman may receive from the PRC subsidiaries through the Hong Kong subsidiaries will constitute dividends between “qualified resident enterprises” and would therefore qualify for a tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.

Finally, if Cogo Cayman is determined to be a “resident enterprise” under the EIT Law, this could result in a PRC tax being imposed on dividends Cogo Cayman pays to its enterprise or individual investors that are not tax residents of the PRC (“non-resident investors”) and gains derived by them from transferring Cogo Cayman ordinary shares, if such income or gain is considered PRC-sourced income by the relevant PRC tax authorities. Such PRC tax would be imposed at a rate of 10% in the case of nonresident investors that are enterprises.  In addition, a potential 20% PRC tax would be imposed on dividends Cogo Cayman pays to its non-resident investors who are individuals and who (i) are not domiciled in the PRC and who do not reside in the PRC or (ii) are not domiciled in the PRC and have resided in the PRC for less than one year, to the extent that such dividends are deemed to be sourced within the PRC, and on gains derived by them from transferring Cogo Cayman ordinary shares, if such gain is considered PRC-sourced income by the relevant PRC tax authorities.  In such event, Cogo Cayman may be required to withhold the applicable PRC income tax on any dividends paid to its non-resident investors.  Cogo Cayman’s non-resident investors also may be responsible for paying the applicable PRC tax on any gain realized from the sale or transfer of Cogo Cayman ordinary shares in certain circumstances.  Cogo Cayman would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles.  Circular 698 is retroactively effective from January 1, 2008.  Circular 698 addresses indirect equity transfers as well as other issues.  According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the execution of the equity transfer agreement.  The tax authorities in charge will evaluate the offshore transaction for tax purposes.  In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form.  If SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer.  Since Circular 698 has a short history, there is uncertainty as to its application.  Cogo Cayman (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that Cogo Cayman (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on its financial condition and results of operations.  If the PRC tax authority determines that Circular 698 applies to Cogo Cayman (or a non-resident investor), Cogo Cayman (or a non-resident investor) will be obligated to make a tax return filing with the relevant PRC tax authority in accordance with PRC tax laws and regulations.  Failure to do so will subject Cogo Cayman (or a non-resident investor) to fines up to RMB10,000.

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations).  Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

For a further discussion of these issues, see the section entitled “Taxation ― PRC Taxation.”

As a non-US organized company, the post redomestication company is expected to be eligible to make diminished filings with the SEC as a foreign private issuer which filings would not provide shareholders the same level of information that would normally be available to shareholders of United States public companies.

The term foreign private issuer means any foreign issuer other than a foreign government except an issuer with more than 50 percent of its outstanding voting securities held directly or indirectly of record by residents of the United States, and that meets any of the following conditions (i) the majority of the executive officers or directors are United States citizens or residents; (ii) more than 50 percent of the assets of the issuer are located in the United States; or (iii) the business of the issuer is administered principally in the United States.  As of the date of this proxy statement/prospectus, we do not meet any of the conditions in (i) – (iii).  Accordingly, following the redomestication merger, we expect to be eligible to file with the SEC as a foreign private issuer.  In such event, we will be exempted from certain SEC requirements, including

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or Current Reports on Form 8-K;

•	The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
The sections of the Exchange Act requiring insiders to file public reports of their ordinary share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Therefore, you may have less information on our business and operations than when we were a Maryland corporation.

As a foreign private issuer, Cogo Cayman is  permitted to, and  expects  to, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of Cogo Cayman  ordinary shares.

 The Nasdaq Listing Rules in general require listed companies to follow a stipulated set of corporate governance practices. As a foreign private issuer, Cogo Cayman is permitted to, and Cogo Cayman  expects to, follow home country corporate governance practices instead of certain requirements of the Nasdaq Listing Rules, including, among others, the shareholder approval rules. Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions. This includes the issuance of shares to officers or directors in a private placement at a price less than market value, which is considered a form of equity compensation. The corporate governance practice in Cogo Cayman’s home country, the Cayman Islands, does not require shareholder approval for the issuance of shares to officers or directors in a private placement at a price less than the greater of book value and market value, provided that the directors consider the issue price as representing fair value for the shares being issued. Cogo Cayman may determine that it should instead rely upon such home country exemption in lieu of the Nasdaq requirement for shareholder approval of such share issuances.  As a result of the above home country differences that Cogo Cayman expects to follow, you may receive less shareholder protection from dilution and other matters than if it were not a foreign private issuer.

Your rights as a stockholder of the Company, a Maryland corporation, will change as a result of the redomestication merger.

Because of the differences between Cayman Islands laws and Maryland laws and certain differences between the governing documents of Cogo Cayman and the Company, your rights as a stockholder will change if the redomestication merger is completed. For a detailed discussion of these differences, see “Comparison of Stockholders’ Rights” beginning on page 8.

The enforcement of civil liabilities against Cogo Cayman may be more difficult.

Cogo Cayman will be a Cayman Islands company and all of its assets are and will be located outside the United States. As a result, investors could experience more difficulty enforcing judgments obtained against Cogo Cayman in U.S. courts than would currently be the case for U.S. judgments obtained against the Company. In addition, some claims may be more difficult to bring against Cogo Cayman in Cayman Islands courts than it would be to bring similar claims against a U.S. company in a U.S. court.

As a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

After the consummation of the redomestication merger, Cogo Cayman’s  corporate affairs will be governed by its memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Cogo Cayman’s directors to Cogo Cayman  under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of Cogo Cayman’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Maryland, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

  As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

The market for Cogo Cayman shares may differ from the market for the Company’s shares.

Due to the different market perceptions relating to U.S. companies and foreign companies, the market price, trading volume or volatility of the Cogo Cayman shares could be different from those of the Company’s shares.

We may choose to defer or abandon the redomestication merger.

The redomestication merger may be terminated and abandoned, at any time, by action of our board of directors, whether before or after the stockholders’ meeting. While we currently expect the redomestication merger to take place as soon as practicable after obtaining stockholder approval of the redomestication merger at the stockholders’ meeting, the board of directors may defer the redomestication merger for a significant time or may abandon the redomestication merger after the stockholders’ meeting because, among other reasons, of an increase in our estimated cost of the redomestication merger or a determination by the board of directors that the redomestication merger would have material adverse consequences to the Company.

THE COMPANY’S SPECIAL MEETING

The Special Meeting

The board is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by it for use at the special meeting in connection with the redomestication merger. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting at 10:00 a.m., (Beijing time), on July 8, 2011 at the offices of the Company, Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China. The phone numbers for participation at the meeting are: for those in the United States, (866) 252-6350 or (210) 795-0518; for those in China, 400-810-4793, 10800-712-1428 or 10800-120-1428; and for those in Hong Kong, 3001-3878; for those outside of the United States, China or Hong Kong, +852-3001-3878. The pass code for all participants is 8715834.

Purpose of the Special Meeting

At the special meeting, the only proposal being voted upon is the approval of the redomestication merger of the Company with and into Cogo Cayman for purposes of the redomestication of the Company to the Cayman Islands.  This is referred to as the “redomestication merger proposal.”

The Company’s board of directors has unanimously (i) determined that the redomestication merger proposal is in the best interests of the Company and its stockholders;  (ii) approved the redomestication merger proposal; and (iii) recommended that the Company’s stockholders vote “FOR” the proposal to redomesticate to the Cayman Islands.

Record Date; Who is Entitled to Vote

The “record date” for the special meeting is June 1, 2011. Record holders of the Company common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 35,896,520 outstanding shares of the Company common stock. Each share of the Company common stock is entitled to one vote per share at the special meeting. On the record date, directors and executive officers of the Company beneficially owned and were entitled to vote 10,248,959 shares of the Company common stock.

Voting Your Shares

Your proxy card shows the number of shares of the Company common stock that you own.

There are two ways to vote your shares of the Company common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Company board “FOR” the adoption of the redomestication merger proposal.

•
You can attend the special meeting and vote in person. At the meeting, you will be provided a ballot. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee to give you the authority to vote the shares held in “street name.” That is the only way the company can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of the Company common stock in any of the ways described above, or return an endorsed proxy card, it will have the same effect as a vote against the redomestication merger proposal.  For a stockholder to be able to exercise its demand for appraisal rights under Maryland law, the stockholder cannot vote to approve the redomestication merger proposal.

Who Can Answer Your Questions About Voting Your Shares

If you have questions, you may call or write:

Wanyee Ho
Director of Investor Relations
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC
who@cogo.com.cn
86-755-267-43210

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the redomestication merger proposal. Under the Company’s by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify company’s secretary, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker (“broker non-votes”). If you do not give the broker voting instructions, under the rules of FINRA, your broker may not vote your shares on the proposals to approve the redomestication merger.

The approval of the redomestication merger proposal will require the stockholders’ affirmative vote of two thirds of all the outstanding shares of common stock of the Company. Because the proposal requires the stockholders’ affirmative vote of two-thirds of the outstanding shares of common stock of the Company, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal.

Appraisal Rights

In connection with the redomestication merger, an objecting stockholder who has not received payment for his stock may petition a court of equity for an appraisal to determine the fair value of the stock.

PROPOSAL: THE REDOMESTICATION MERGER

General

The Company is reincorporating in the Cayman Islands.  The Cayman Islands has adopted the Companies Law (2010 Revision) which allows for flexible and creative corporate structures for international businesses.

As part of the redomestication merger, Cogo Cayman will change its name to “Cogo Group, Inc.”   The Agreement and Plan of Reorganization are set forth in Annex C to this proxy statement/prospectus, which is incorporated by reference herein.

The Memorandum and Articles of Association of Cogo Cayman are set forth in Annex A and Annex B, respectively, to this proxy statement/prospectus. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

None of the executive officers or directors of the Company or Cogo Cayman have any interest in the matters to be acted upon (other than any interest arising from the ownership of securities of the Company for which they will not receive any additional benefit).

Adoption of the Redomestication Merger

The board of directors has unanimously approved the redomestication merger proposal and recommends that the stockholders of the Company approve the redomestication merger proposal as being in the best interests of the stockholders.

The affirmative vote by the stockholders of the Company of two-thirds of all the outstanding shares of common stock of the Company is required for approval of the redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The board of directors unanimously recommends a vote to “approve” the redomestication merger proposal.

Background and Reasons for the Redomestication Merger

Our operations are based in China and other than the fact that we were originally incorporated in the United States, we have no operational connection to the United States.  After the consummation of the redomestication merger the location of our principal offices and our business will not change.  We expect that a substantial portion of the future opportunities in our business will arise in international markets. The redomestication merger is intended to position us to benefit from these opportunities. We believe that restructuring the Company as a Cayman Islands company will give us competitive advantages not available to a U.S. corporation and will be more consistent with our business operations.

In particular, we believe the redomestication merger may increase our access to international capital markets and cause our securities to become more attractive to non-U.S. investors, thus providing the opportunity to broaden our investor base. The merger could enhance our recognition by the international investment communities, including financial analysts, investment banks and the financial media. This recognition may translate into an increased level of investment by non-U.S. investors.  As a Cayman Islands company we would also be eligible to list on Stock Exchanges outside of the United States such as the Hong Kong Stock Exchange, which would be consistent with the enhancement of our recognition by the international investment community.  We cannot assure you, however, that the anticipated benefits of the merger will be realized or that we will apply to list on the Hong Kong Stock Exchange or other stock exchanges.

In addition, the completion of the redomestication merger will enable us to qualify as a “foreign private issuer” which would reduce the number of documents we have to file with the SEC.  Such reduction would most likely have a corresponding reduction in the fees and expenses we incur as a public company.

Redomestication Merger

The redomestication merger will be achieved by the merger of the Company, a Maryland corporation, with and into Cogo Cayman, a Cayman Islands company, which is an indirect wholly owned subsidiary of the Company at this time, with Cogo Cayman being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a charter and bylaws of a United States corporation, of the surviving company will be those of Cogo Cayman, written in compliance with Cayman Islands law. The effectiveness of the merger is conditioned upon the filing by both the Company and Cogo Cayman of a certificate of merger with the State of Maryland and articles of merger with the Cayman Islands. Upon the filing of these documents, the Company will cease its corporate existence in the State of Maryland.

The Plan of Merger between the Company and Cogo Cayman provides that one new ordinary share in the share capital of Cogo Cayman will be issued for each outstanding share of common stock of the Company held by our stockholders on the effective date for the reincorporation. Each share of Cogo Cayman that is owned by the subsidiary of the Company that directly holds the shares of Cogo Cayman will be canceled and resume the status of authorized and unissued ordinary shares in the share capital of Cogo Cayman. Your percentage ownership in Cogo Cayman will not be affected by the redomestication merger.

We anticipate that the redomestication merger will become effective as soon as practicable following approval by the stockholders of the Company at the stockholders’ meeting.

The Plan of Merger may be terminated by the directors of either the Company or Cogo Cayman  or it may be amended by changing the effective date of the merger.  Notwithstanding our current intentions, the board of directors of the Company may terminate the merger and abandon the merger at any time prior to its effectiveness.

The redomestication merger will be accounted for as a recapitalization whereby the Company is the accounting acquirer and Cogo Cayman is the accounting acquiree. The redomestication merger will result in a one-for-one exchange whereby Cogo Cayman will issue 35,896,520 ordinary shares in exchange for 100% of the issued and outstanding stock of the Company.

Conditions to Consummation of the Redomestication Merger

The redomestication merger will not be completed unless the redomestication merger proposal is approved by the requisite vote of stockholders of the Company and, among other things, the following conditions are satisfied or, if allowed by law, waived:

•	no decree, order or injunction that prohibits the consummation of the redomestication merger;

•	the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC and no stop order is in effect;

•	we receive an opinion from Forbes Hare, our special Cayman Islands counsel, confirming, as of the effective date of the merger, the matters covering certain Cayman Islands legal matters; and

•	we receive an opinion from Stein Sperling, covering certain other legal matters related to Maryland law.

The Company and its subsidiaries are parties to certain agreements that require the consent of third parties prior to implementation of the redomestication merger. We believe that we will obtain all material consents required prior to the completion of the redomestication merger and that the failure to obtain any other consents will not have a material adverse effect on our business or our ability to complete the redomestication merger.

Regulatory Approvals

Currently, neither the Company nor Cogo Cayman is required to file any information with the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice under the provisions of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, in connection with the redomestication merger.

We are not aware of any other governmental approvals or actions that are required to complete the redomestication merger other than compliance with U.S. federal and state securities laws and Maryland and Cayman Islands corporate law.

Management of Cogo Cayman

Immediately prior to the effective time of the redomestication merger, the current officers and directors of the Company will be appointed as the officers and directors of Cogo Cayman, and the Company’s directors will carry their terms of office over to the Cogo Cayman board of directors.

Stock Exchange Listing

The shares of the Company common stock are currently listed on the Nasdaq Global Select Market under the symbol “COGO.” There is currently no established public trading market for the ordinary shares of Cogo Cayman.  Following completion of the redomestication, we expect that the shares of the Company common stock will continue to trade as shares of Cogo Cayman on the Nasdaq Global Select Market under the same symbol.  Cogo Cayman will remain subject to SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of Nasdaq.

Stock Certificates

The issued and outstanding stock certificates of the Company will represent the rights that our stockholders will have in Cogo Cayman.  DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES IN THE COMPANY’S NAME. Although replacement of the current stock certificate of the Company after the redomestication merger will not be necessary, we recommend that the stockholders contact the transfer agent and request a new certificate.  Stockholders, may submit their stock certificates to our transfer agent, American Stock Transfer and Trust Company for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, and if required, payment of applicable taxes.

If you have lost your certificate, you can contact the transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Appraisal Rights

If the redomestication merger is completed, the Company stockholders who do not vote in favor of the redomestication merger (including not voting at all and abstaining on the issue) have the right to demand in cash the fair value of their shares of the Company common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of exchanging them for Cogo Cayman ordinary shares. Holders of options or warrants to purchase the shares of Company common stock do not have any appraisal rights.

The shares of the Company common stock will not be converted into Cogo Cayman ordinary shares if the holder of the shares of the Company common stock validly exercises and perfects statutory appraisal rights with respect to such shares of common stock. When and if the holder of those shares of common stock withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, such shares of common stock will automatically convert into ordinary shares of Cogo Cayman on the same basis as the other shares that convert in the redomestication merger.

To perfect the appraisal right, the Company stockholders must file with the Company a written objection to the proposed redomestication merger at or before the taking of the vote on the merger at the special meeting of the Company stockholders, may not vote in favor of the redomestication merger and within twenty (20) days after the Maryland State Department of Assessments and Taxation accepts the articles of merger for record, shall make a written demand on the Company for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.  This written demand must be separate from any written consent or vote on the redomestication merger. Voting against approval of the redomestication merger or failing to vote on the proposal alone will not constitute a demand for appraisal within the meaning of Section 3-203 of the Maryland General Corporations Law. The written demand should be sent to:

Wanyee Ho
Director of Investor Relations
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC

A written demand for appraisal of shares of  the Company common stock is only effective if it reasonably informs the Company of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of the Company common stock owned and that the stockholder is thereby demanding appraisal.

A dissenting stockholder who is the record owner, such as a broker, of the Company’s common  stock as a nominee for others, may exercise a right of appraisal with respect to the common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, the Company will assume that the written demand covers all the shares of the Company common stock that are in the nominee's name.

It is important that the Company receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder being bound by the terms of the redomestication merger and only being entitled to receiving the ordinary shares of Cogo Cayman in the redomestication merger.

Dissenting stockholders must not approve the redomestication merger. If a dissenting stockholder votes in favor of the merger, the stockholder's right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. An actual vote against approval of the redomestication merger is not required in order to exercise appraisal rights.

Dissenters must continuously hold their shares of the Company common stock from the date they make the demand for appraisal through the closing of the redomestication merger. Record holders of shares of the Company common stock who make the appraisal demand, but subsequently sell their shares of common stock prior to the merger will lose any right to appraisal in respect of the sold shares.

Pursuant to Section 3-208 of the Maryland General Corporations Law, within fifty (50) days after the Maryland State Department of Assessments and Taxation accepts the articles of merger for record, an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in Maryland, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.  If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.  Two or more objecting stockholders may join or be joined in an appraisal proceeding.  If the court finds that the objecting stockholder is entitled to appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on the terms and conditions the court considers proper.  Each appraiser shall take an oath to discharge his duties honestly and faithfully.  Within 60 days after their appointment, unless the court sets longer time, the appraisers shall determine the value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.  The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.  On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.  Within fifteen (15) days after the report is filed, any party may object to it and request a hearing.  The court shall consider the report and, on motion of any party to the proceeding, enter an order which: (1) confirms, modifies, or rejects it; and (2) if appropriate, sets the time for payment to the stockholder.  If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.  If the appraisers’ report is rejected, the court may determine the fair value of the stock and enter judgment for the stockholder; or remit the proceedings to the same or other appraisers on terms and conditions it considers proper.  The costs of the proceeding, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor.  However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock was arbitrary and vexatious or not in good faith.  The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.  The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the redomestication merger.

Foreign Private Issuer Status

After the redomestication merger, Cogo Cayman  expects that it will become a foreign private issuer within the meaning of the rules promulgated under Exchange Act.  As a foreign private issuer Cogo Cayman  will be exempt from certain of the reporting requirements under the Exchange Act and corporate governance standards of the Nasdaq Stock Market (“Nasdaq”). Because of these exemptions, investors are not afforded the same protection or information generally available to investors holding shares in public companies organized in the United States or traded on the Nasdaq. After the consummation of the redomestication merger, Cogo Cayman expects that it will become a foreign private issuer after the end of the next second fiscal quarter.

Reporting Requirements

Being a foreign private issuer will exempt Cogo Cayman from certain SEC requirements that provide shareholders the protection of information that must be made available to shareholders of United States public companies; including

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or Current Reports on Form 8-K;

•	The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
The sections of the Exchange Act requiring insiders to file public reports of their ordinary share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

In respect of financial reporting, Cogo Cayman will be required to file an annual report within four months after the end of its fiscal year, rather than our currently required 75 days after the end of our fiscal year. Additionally, Cogo Cayman will not be required to provide interim financial information on a quarterly basis, but only when it is required in its home country or Cogo Cayman  otherwise makes it available. Therefore, the access to financial information about Cogo Cayman may be less quick and regular than for a public company organized in the United States which is required to provide quarterly interim reports. A foreign private issuer is not required to provide current reports on Form 8-K.  However, it is required to update disclosure on Form 6-K which rules are not as detailed as to timing and scope as those under Form 8-K.

As a foreign private issuer, Cogo Cayman will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, but rather it will be permitted to prepare and deliver proxy solicitation materials to its shareholders in accordance with: (i) Cayman Islands law, which contains no specific proxy laws, rules or regulations, and (ii) the relevant provisions of its memorandum and articles of association, and, as required, file such materials with the SEC after mailing. Although it is anticipated that any proxy materials will contain many of the same disclosures as proxy materials prepared in conformance with the U.S. proxy rules, investors are cautioned that such materials will not have been reviewed by the SEC and may not have all of the material disclosures required under U.S. proxy rules.

The short-swing profit sections of the Exchange Act that require insider transactions to be reported within several days of a transaction and be liable for short-swing profits do not apply to covered persons of a foreign private issuer. Therefore, shareholders may not have the protection or the knowledge generated about such transactions in a similar way as afforded to shareholders of a public company organized in the United States. Notwithstanding the inapplicability of the short-swing profit rules, persons owning greater than 5% of the outstanding shares, which may include insiders, will still have to report their holdings and changes in their holding under Schedule 13(d) of the Exchange Act.

Nasdaq

The Nasdaq Listing Rules generally require listed companies to follow a stipulated set of corporate governance practices. As a foreign private issuer, Cogo Cayman would be permitted to, and expects to, follow home country corporate governance practices instead of certain requirements of the Nasdaq Listing Rules, including, among others, the shareholder approval rules. Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions. This includes the issuance of shares to officers or directors in a private placement at a price less than market value, which is considered a form of equity compensation. The corporate governance practice in Cogo Cayman’s home country, the Cayman Islands, does not require shareholder approval for the issuance of shares to officers or directors in a private placement at a price less than the greater of book value and market value, provided that the directors consider the issue price as representing fair value for the shares being issued. Cogo Cayman may determine that it should instead rely upon such home country exemption in lieu of the Nasdaq requirement for shareholder approval of such share issuances.

COMPARISON OF STOCKHOLDER RIGHTS

General

Cogo Cayman is incorporated under the laws of the Cayman Islands as an exempted company with limited liability and the Company is incorporated under the laws of the State of Maryland. Upon completion of the redomestication merger, the memorandum and articles of association of Cogo Cayman  in effect immediately prior to the effective time of the merger will be the memorandum and articles of association that will govern, together with the applicable laws of the Cayman Islands, the rights of the Company’s  stockholders who receive ordinary shares in the share capital of Cogo Cayman in the merger. The following discussion summarizes certain material differences between the rights of holders of ordinary shares in the share capital of Cogo Cayman and the Company’s common stock resulting from the differences in their governing documents and the laws of the Cayman Islands and Maryland.

Enforcement of Judgments

It will be difficult for investors to enforce a judgment against Cogo Cayman or its subsidiaries or its assets outside of the United States if obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this proxy statement/prospectus reside outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the United States securities laws of any state of the United States.

The difficulty of enforcing a United States court judgment in the PRC, where most of the assets of the Company are located and which is the residence of most of the directors and officers of the Company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in a United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions, which result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the laws of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments.

There is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or Cayman Islands courts arising out of or based on the ownership of the securities of Cogo Cayman, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and whether PRC courts would enforce, in original actions, judgments against Cogo Cayman, its directors and officers and its assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against Cogo Cayman or its subsidiaries or its directors and officers and experts named in this proxy statement/prospectus only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

Comparison of the corporate laws of Maryland and Cayman Islands

The following discussion does not purport to be a complete statement of the rights of holders of Cogo Cayman ordinary shares under applicable Cayman Islands law and Cogo Cayman’s memorandum and articles of association or the rights of holders of the Company’s common stock under applicable Maryland law and the Company’s certificate of incorporation and bylaws and is qualified in its entirety by reference to the governing corporate documents of Cogo Cayman and the Company and applicable law.

Provision	The Company—Maryland	Cogo Cayman—Cayman Islands

Amendment of Charter Documents
Generally, the Board must adopt a resolution which sets forth the proposed amendment and declares that it is advisable; and direct that the proposed amendment be submitted for consideration at either an annual or a special meeting of the stockholders.  The proposed amendment would have to be approved by the stockholders of the corporation by the affirmative vote of two thirds of all the votes entitled to be cast on the matter.

Under the Companies Law, Cogo Cayman’s memorandum and articles of association may be amended only by a special resolution (a resolution passed by a majority of not less than two-thirds of the members, unless a greater number is specified in a company’s articles) . Cogo Cayman’s board of directors may not effect amendments to Cogo  Cayman’s articles of association.

Voting Rights
Unless the charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. However, a share is not entitled to be voted if any installment payable on it is overdue and unpaid.

Each ordinary share entitles the shareholder to one vote and rank pari passu with other ordinary shares as to voting. Directors are elected by a majority vote as provided in memorandum and articles of association; certain other matters are decided by a majority of those shares present and entitled to vote subject to the Companies Law which may require a special resolution which is 2/3 of those members attending in person or by proxy (or such higher number as may be specified in the articles).

Redemption of Equity	Generally, if authorized by its board of directors, a corporation may acquire the corporation’s own shares.
Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose, the share premium reserve may be used to pay any premium payable on redemption or the share may be redeemed otherwise out of capital, provided the company has the ability to pay its debts as they come due in the ordinary course of business.

Dividends
A corporation may make a distribution from:  (i) the net earnings of the corporation for the fiscal year in which the distribution is made;  (ii) the net earnings of the corporation for the preceding fiscal year; or (iii) the sum of the net earnings of the corporation for the preceding eight fiscal quarters.  No distribution may be made if, after giving effect to the distribution: (i) the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Under Cayman Islands law, the board of directors of Cogo Cayman may pay dividends to the ordinary shareholders out of Cogo Cayman’s profits; from its asset revaluation reserve; from its capital redemption reserve if used for a bonus share issue; or from its share premium account, which represents the excess of the price paid to Cogo Cayman on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.  However, no dividends may be paid if, after payment, Cogo Cayman would not be able to pay its debts as they come due in the ordinary course of business.

Stockholder written consent
If authorized by the charter, the holders of common stock entitled to vote generally in the election of directors may take action or consent to any action by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting if the corporation gives notice of the action not later than 10 days after the effective date of the action to each holder of the class of common stock and to each stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

Article 66 of Cogo Cayman’s Articles of Association provide that the members of Cogo Cayman may pass resolutions without holding a meeting if such resolutions of the members are passed by a unanimous written resolution signed by all of the members entitled to vote.

Stockholder/Nominations and Other Proposals
The charter or bylaws may require any stockholder proposing a nominee for election as a director or any other matter for consideration at a meeting of the stockholders to provide advance notice of the nomination or proposal to the corporation before a date or within a period of time specified in the charter or bylaws.
Same as the Company.

Meetings of Stockholders —Presence
Unless restricted by the charter or bylaws of the corporation, a corporation may allow stockholders to participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by the means authorized above constitutes presence in person at the meeting.

There is no statute in the Cayman Islands permitting shareholders to participate in meetings by way of telephone.  There is English case law which may be followed by the courts of the Cayman Islands allowing for meetings to be conducted by electronic means provided that each shareholder may be seen and heard by all other shareholders and may see and hear all other shareholders.

Meeting of Stockholder —Notice
In general, notice must be given not less than 10 nor more than 90 days before each stockholders’ meeting, the secretary of the corporation shall give notice in writing or by electronic transmission of the meeting
Notice must be given not less than nine days (exclusive of the day on which the notice is served or deemed to be served but inclusive of the day for which the notice is given) .

Meeting of Stockholders—Call of Meeting
A special meeting of the stockholders of a corporation may be called by (1) the president; (2) the board of directors; or (3) any other person specified in the charter or the bylaws.  Generally, the secretary of a corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least 25 percent of all the votes entitled to be cast at the meeting.

Meetings may be called by the directors or by members holding one third of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors. Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to attend and vote thereat or their proxies.

Meeting of Stockholders—Place
Unless the charter provides otherwise, meetings of stockholders shall be held as is: (1) Provided in the charter or bylaws; or (2) Set by the board of directors under the provisions of the charter or bylaws.
Within or outside the Cayman Islands.

Meeting of Stockholders—Quorum
Generally, unless the charter of a corporation provides otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting.

 A quorum requires a majority of the stockholders present in person or by proxy and entitled to vote at the meeting.   A meeting that is not quorate will be dissolved if convened upon the requisition of the stockholders.  In any other case, it shall stand adjourned to the same day in the next week, at the same time and place.

Meeting of Stockholders—Record Date
Unless the bylaws provide otherwise, the board of directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose making any proper determination with respect to stockholders, including which stockholders are entitled to: notice of a meeting; vote at a meeting; receive a dividend; or be allotted other rights.
As fixed by the directors or set out in the articles of association.

Inspection of Records
Any stockholder on written request, may inspect and copy during usual business hours any of the following corporate documents: bylaws; minutes of the proceedings of the stockholders; annual statements of affairs; and voting trust agreements deposited with the corporation at the corporation’s principal office.

Generally, one or more persons who together are and for at least six months have been stockholders of record or holders of voting trust certificates of at least 5 percent of the outstanding stock of any class of a corporation may: (1) in person, or by agent, on written request, inspect and copy during usual business hours the corporation’s books of account and its stock ledger; (2) present to any officer or resident agent of the corporation a written request for a statement of its affairs; and (3) present to any officer or resident agent of the corporation a written request for a list of its stockholders.

Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of the company (other than the register of mortgages and charges). The board of directors of Cogo Cayman may establish procedures or conditions regarding these inspection rights for the following purposes: protecting the interests of Cogo Cayman; protecting the confidentiality of the information contained in those books and records;  protecting the convenience of Cogo  Cayman; or  protecting any other interest of Cogo Cayman that the board of directors deems proper.

Directors—Election	Directors are elected by the stockholders.	Directors are elected by the board of directors or by the members by ordinary resolutions.

Directors—Removal
The stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors, except under certain circumstances.

By resolution of the directors or the members for cause or without cause on a vote of the members representing a majority of the shares entitled to vote. Directors may be removed for any reason on a resolution signed by all the other directors, if the director is absent from meetings for six months without leave of the board, death or incapacity.

Directors—Vacancy
Generally, the stockholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director and unless the charter or the bylaws of the corporation provide otherwise, a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except an increase in the number of directors; and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors.
May be filled by a majority vote of the shareholders entitled to vote at a general meeting, or by a majority vote of the remaining directors.

Directors—Number	Initially, as determined in the charter and thereafter has may be changed by the board of directors in the by-laws, but not less than one.
Determined in accordance with the articles of association.  Article 73 of Cogo Cayman’s articles provide that until otherwise determined by its members in a general meeting, the number of directors shall not be less than three or be more than nineteen.

Directors—Majority Rule and Quorum
Unless the charter or bylaws of the corporation require a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is the action of the board of directors. Unless the bylaws of the corporation provide otherwise, a majority of the entire board of directors constitutes a quorum for the transaction of business.
The quorum may be fixed by the directors of the Cogo Cayman, and unless so fixed shall be a minimum of three directors.

Directors—Powers
The business and affairs of a corporation shall be managed under the direction of a board of directors.  All powers to govern the corporation not reserved to the stockholders by law or by the charter or bylaws.
The directors may exercise all such powers to govern Cogo Cayman as are not, by law or its articles, required to be exercised by its members.

Directors—Committees
The board of directors of a corporation may:  (1) appoint from among its members an executive committee and other committees composed of one or more directors; and (2) delegate to these committees any of the powers of the board of directors, except the power to: (i) issue stock other than as provided by the board of directors or committee of the board; (ii) recommend to the stockholders any action which requires stockholder approval, other than the election of directors; (iii) amend the bylaws; or (iv) approve any merger or share exchange which does not require stockholder approval.
Same as the Company.

Directors—Consent Action
Any action required or permitted to be taken at a meeting of the board of directors or of a committee of the board may be taken without a meeting if a unanimous consent which sets forth the action is: (1) given in writing or by electronic transmission by each member of the board or committee; and (2) filed in paper or electronic form with the minutes of proceedings of the board or committee.
Same as the Company.

Director—Alternates	Not permitted.	Not permitted under Cogo Cayman’s articles of association.

Directors—Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine.	Same as the Company, subject to the articles of association.

Director—Limitation of Liability
Directors liability is limited, except for (i) breach of loyalty, (ii) an act not in good faith or a knowing violation of law, (iii) unlawful distributions of dividend or redeeming shares, or (iv) actions in which director receives improper benefit.

Cayman Islands law will not allow the limitation of a director’s liability for his own, fraud, willful neglect or willful default.  Cogo Cayman’s articles of association provide for the elimination of personal monetary liability of directors, for any negligence, default, breach of duty or breach of trust, to the fullest extent permissible under the laws of the Cayman Islands; such elimination of personal monetary liability does not apply to (i) any fraud or dishonesty of a director, (ii) a director’s conscious, intentional or willful breach of such director’s obligation to act honestly, lawfully and in good faith with a view to the best interests of Cogo Cayman or (iii) any claims or rights of action to recover any gain, personal profit or other advantage to which the director is not legally entitled.

Director—Indemnification Insurance
A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:  (i) the act or omission of the director was material to the matter giving rise to the proceeding; and (a) was committed in bad faith; or (b) was the result of active and deliberate dishonesty; or (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

A corporation may purchase insurance in relation to any person who is or was a director or officer of the company.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty, may be deemed contrary to public policy.

Cogo Cayman’s articles provide for indemnification of directors and officers to the fullest extent allowed by law.

Sale of Assets	The sale of all or substantially all the assets of the company requires approval by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.	The sale of all or substantially all the assets of the company does not require the approval by the members of the company.

Merger
A merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by a majority of the board of directors unless the certificate of incorporation provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of each class of stock of the acquired corporation may be completed upon approval of a majority of its board of directors.

A merger shall be approved by the stockholders of each corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Under Cayman Islands’ law, two or more Cayman Islands’ companies can merge or consolidate and one or more Cayman Islands’ companies together with one or more non-Cayman Islands companies can merge or consolidate, provided that the surviving or consolidated company is a Cayman Islands company.  The directors of the constituent companies must approve a written plan of merger which then needs to be approved by the members of each  of the constituent companies.

Dissenters Rights	Provision is made under Maryland corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent.
Under Cayman Islands’ law dissentient shareholders  of a company incorporated in the Cayman Islands have a right to be paid the fair value of their shares upon dissenting from a merger or consolidation.   However, where shares in the surviving entity are to be listed on a recognized stock exchange for which an open market exists there are no dissenter’s rights where the consideration is shares in the surviving entity.

Rights of Minority Stockholders
Unless waived by all stockholders who would be entitled to vote on the merger, at least 30 days before the articles are filed, a parent corporation which owns less than all of the outstanding stock of the subsidiary as of immediately before the effective time of the merger must have given notice of the transaction to each of the subsidiary’s stockholders of record who would be entitled to vote on the merger on the date of giving of the notice or on a record date fixed for that purpose which is not more than 10 days before the date of giving notice.

A minority stockholder of the subsidiary has the right to demand and receive payment of the fair value of the minority stockholder’s stock.

Where a company incorporated under the Companies Law engages in some activity which breaches the Companies Law, the memorandum and articles of association, the court can issue a restraining or compliance order. Members can now also bring derivative, personal and representative actions under certain circumstances.  Also where a member of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the court for an order on such conduct.

Shareholder suits
Maryland law requires only that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation.

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court.  Derivative actions are available in the Cayman Islands and have been permitted by the Cayman Islands courts.  In principle, Cogo Cayman will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder.  However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when: a company acts or proposes to act illegally or ultra vires; the act complained of, although not ultra vires, could be duly effected only if authorized by a special or ordinary resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority.”

TAXATION

The following is a summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of the (i) redomestication merger to the Company and its stockholders and (ii) the ownership and disposition of Cogo Cayman ordinary shares following the redomestication merger.

Cayman Islands Taxation

Tax Consequences of the Redomestication Merger

Neither the Company nor its stockholders should be subject to Cayman Islands tax as a result of the redomestication merger.

Tax Consequences to Cogo Cayman and Cogo Cayman Shareholders

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon Cogo Cayman or its shareholders. The Cayman Islands are not party to any double taxation treaties.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of Cogo Cayman ordinary shares.

Cogo Cayman has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Cogo Cayman or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on Cogo Cayman ordinary shares, or on debentures or other obligations of Cogo Cayman or (ii) by way of the withholding in whole or in part on a payment of a dividend or other distribution of income or capital by Cogo Cayman to its shareholders or a payment by Cogo Cayman of principal or interest or other sums due under a debenture or other obligation of Cogo Cayman .

PRC Taxation

Tax Consequences of the Redomestication Merger

Neither the Company nor its stockholders should be subject to PRC tax as a result of the redomestication merger.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on their worldwide taxable income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises substantial management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation (“SAT”) issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is domestically controlled by Chinese enterprises or Chinese group enterprises will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and shareholder meetings, etc., are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the resident enterprise status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as Cogo Cayman and/or its Hong Kong subsidiaries. If the PRC tax authorities determine that Cogo Cayman  and/or the Hong Kong subsidiaries are  “resident enterprises” under the EIT Law, a number of tax consequences could follow. First, Cogo Cayman and/or its Hong Kong subsidiaries could be subject to the enterprise income tax at a rate of 25% on Cogo Cayman’s and/or its Hong Kong subsidiaries' worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from enterprise income tax. As a result, if Cogo Cayman and each of its Hong Kong subsidiaries are  treated as  “qualified resident enterprises,” all dividends paid from the PRC subsidiaries to Cogo Cayman (through the Hong Kong subsidiaries) may be exempt from the PRC enterprise income tax.  However, so far it is unclear whether the dividends Cogo Cayman may receive from the PRC subsidiaries through the Hong Kong subsidiaries will constitute dividends between “qualified resident enterprises” and would therefore qualify for a tax exemption, because the definition of qualified resident enterprise is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of Cogo Cayman and its Hong Kong subsidiaries.  Cogo Cayman and its Hong Kong subsidiaries will make any necessary tax payment if Cogo Cayman and its Hong Kong subsidiaries (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that Cogo Cayman is and its Hong Kong subsidiaries are  resident enterprises under the EIT Law, and if Cogo Cayman or its Hong Kong subsidiaries were to have income in the future.

Dividends From PRC Subsidiaries

If the Hong Kong subsidiaries are not treated as  resident enterprises under the EIT Law, then dividends that the Hong Kong subsidiaries receive from the PRC subsidiaries may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% normally will be applicable to investors that are “non-resident enterprises” that (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10% normally will be applicable to dividends payable to non-resident enterprises that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis. The Hong Kong subsidiaries are holding companies and substantially all of their income may be derived from dividends. Thus, if the Hong Kong subsidiaries are considered “non-resident enterprises” under the EIT Law and the dividends paid to the Hong Kong subsidiaries are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between the PRC and the jurisdiction in which the non-resident enterprise resides may reduce such income or withholding tax, with respect to such non-resident enterprise. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”), and relevant circulars issued by the SAT, if the Hong Kong resident enterprise that is not deemed to be a conduit by the PRC tax authorities owns more than 25% of the equity interests in a PRC resident enterprise, the 10% PRC withholding tax on the dividends the Hong Kong resident enterprise receives from the PRC resident enterprise is reduced to 5%.

Cogo Cayman is a Cayman Islands holding company that will own Hong Kong and PRC companies.  As a result, if the Hong Kong subsidiaries were treated as  “non-resident enterprises” under the EIT Law, then dividends that they receive from the PRC subsidiaries (assuming such dividends were considered sourced within the PRC) (i) should be subject to a 5% PRC withholding tax, if the PRC-Hong Kong Tax Treaty were applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem the Hong Kong subsidiaries to be  conduits not entitled to treaty benefits), should be subject to a 10% PRC withholding tax.  Similarly, if Cogo Cayman were treated as a “non-resident enterprise” under the EIT Law and the Hong Kong subsidiaries were treated as  “resident enterprises” under the EIT Law, then dividends that Cogo Cayman receives from the Hong Kong subsidiaries (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, Cogo Cayman could pay to its shareholders.

As of the date of this prospectus, there has not been a definitive determination as to Cogo Cayman’s or the Hong Kong subsidiaries' “resident enterprise” or “non-resident enterprise” status. The PRC subsidiaries and Hong Kong subsidiaries will make any necessary tax withholding if, in the future, the PRC subsidiaries  or the Hong Kong subsidiaries were to pay any dividends and the PRC subsidiaries or the Hong Kong subsidiaries (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that the Hong Kong subsidiaries are non-resident enterprises or Cogo Cayman is a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Cogo Cayman; Gain on the Sale or Transfer of Cogo Cayman Ordinary Shares

If Cogo Cayman is determined to be a resident enterprise under the EIT Law and dividends payable to (or gains realized by) its non-resident investors are treated as income derived from sources within the PRC, then the dividends that the non-resident investors receive from Cogo Cayman and any such gain derived by such investors on the sale or transfer of Cogo Cayman ordinary shares may be subject to income tax under the PRC tax laws. Such PRC tax would be imposed at a rate of 10% in the case of non-resident investors that are enterprises and 20% in the case of non-resident investors who are individuals.  As indicated below, under the PRC tax laws, Cogo Cayman would not have an obligation to withhold PRC income tax with respect to gains that non-resident investors may realize from the sale or transfer of Cogo Cayman ordinary shares (regardless of whether such gains would be regarded as income from sources within the PRC), but Cogo Cayman would have an obligation to withhold PRC income tax at the applicable rate described below (subject to reduction by applicable tax treaties) on dividends that non-resident investors receive from Cogo Cayman if such dividends are regarded as income derived from sources within the PRC.

As indicated above, under the EIT Law and its implementing rules, PRC withholding tax at the rate of 10% is applicable to dividends payable to non-resident investors that are enterprises, to the extent that such dividends are deemed to be sourced within the PRC.

As indicated above, under the PRC Individual Income Tax Law and its implementing rules, a potential 20% PRC withholding tax may be applicable to dividends payable to non-resident investors who are individuals and who (i) are not domiciled in the PRC and do not reside in the PRC or (ii) are not domiciled in the PRC and have resided in the PRC for less than one year, to the extent that such dividends are deemed to be sourced within the PRC.

The dividends paid by Cogo Cayman to non-resident investors in respect to Cogo Cayman ordinary shares, or the gain non-resident investors may realize from the sale or transfer of Cogo Cayman ordinary shares, may be treated as PRC-sourced income and, as a result, may be subject to PRC income tax. In such event, Cogo Cayman may be required to withhold the applicable PRC income tax on any dividends paid to non-resident investors. In addition, non-resident investors in Cogo Cayman ordinary shares may be responsible for paying the applicable PRC income tax on any gain realized from the sale or transfer of Cogo Cayman ordinary shares if such non-resident investors and the gain satisfy the requirements under the PRC tax laws. However, under the PRC tax laws, Cogo Cayman would not have an obligation to withhold PRC income tax with respect to the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of Cogo Cayman ordinary shares.

If Cogo Cayman were to pay any dividends in the future, and if Cogo Cayman (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that Cogo Cayman must withhold PRC tax on any dividends payable by Cogo Cayman under the PRC tax laws, Cogo Cayman will make any necessary tax withholding on dividends payable to its non-resident investors. If non-resident investors as described under the PRC tax laws (including U.S. investors) realize any gain from the sale or transfer of Cogo Cayman ordinary shares and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying the applicable PRC income tax on the gain from the sale or transfer of Cogo Cayman ordinary shares. As indicated above, under the PRC tax laws, Cogo Cayman would not have an obligation to withhold PRC income tax with respect to the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of Cogo Cayman ordinary shares.

On December 10, 2009, the SAT released Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 is retroactively effective from January 1, 2008. Circular 698 addresses indirect equity transfers as well as other issues. According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days from the date of the execution of the equity transfer agreement. The PRC tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the PRC tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer. Because Circular 698 has a short history, there is uncertainty as to its application. Cogo Cayman (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that Cogo Cayman (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on Cogo Cayman’s financial condition and results of operations (or such non-resident investor’s investment in Cogo Cayman).

Penalties for Failure to Pay Applicable PRC Income Tax

A non-resident investor in Cogo Cayman may be responsible for paying PRC income tax on any gain realized from the sale or transfer of Cogo Cayman ordinary shares if such non-resident investor and the gain satisfy the requirements under the PRC tax laws, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Collection Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Source-based Withholding of Enterprise Income Tax for Non-Resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of Cogo Cayman ordinary shares is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if the non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent PRC tax authorities may order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if the non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor may be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if the non-resident investor fails to file a tax return and to pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income receivable by the non-resident investor in the PRC from other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and overdue fines imposed on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if the non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or the surcharge for the overdue tax payment, and cannot provide a guarantee to the PRC tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of (i) the redomestication merger to the Company and U.S. Holders (as defined below) of shares of the Company common stock and (ii) the ownership and disposition of Cogo Cayman ordinary shares following the redomestication merger.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of shares of the Company common stock or Cogo Cayman ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of shares of the Company common stock or Cogo Cayman ordinary shares that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of shares of the Company common stock or Cogo Cayman ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences of the ownership and disposition of Cogo Cayman ordinary shares applicable specifically to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change possibly on a retroactive basis or differing interpretations.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold shares of the Company common stock, and who will hold Cogo Cayman ordinary shares as a result of owning the corresponding shares of the Company common stock, as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of the Company’s voting stock or Cogo Cayman voting shares;

•
persons that acquired shares of the Company common stock or Cogo Cayman ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold shares of the Company common stock or Cogo Cayman ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of shares of the Company common stock or Cogo Cayman ordinary shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold shares of the Company common stock or Cogo Cayman ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of shares of the Company common stock or Cogo Cayman ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) by Cogo Cayman in respect of Cogo Cayman ordinary shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Cogo Cayman ordinary shares will be in U.S. dollars.

Neither the Company nor Cogo Cayman has sought, or will seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, we cannot assure you that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF (I) THE REDOMESTICATION MERGER TO THE COMPANY AND THE U.S. HOLDERS OF SHARES OF THE COMPANY COMMON STOCK AND (II) THE OWNERSHIP AND DISPOSITION OF COGO CAYMAN ORDINARY SHARES. IT IS NOT TAX ADVICE. EACH HOLDER OF SHARES OF THE COMPANY COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REDOMESTICATION MERGER AND THE OWNERSHIP AND DISPOSITION OF COGO CAYMAN ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Tax Consequences of the Redomestication Merger

Tax Consequences to U.S. Holders of Company Common Stock

The redomestication merger should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code.

If the redomestication merger qualifies as a reorganization under Section 368(a), a U.S. Holder of shares of the Company common stock should not recognize gain or loss upon the exchange of such shares solely for Cogo Cayman ordinary shares pursuant to the redomestication merger. A U.S. Holder’s aggregate tax basis in the Cogo Cayman ordinary shares received in connection with the redomestication merger also should be the same as the aggregate tax basis of the shares of the Company common stock surrendered in connection with the transaction. In addition, the holding period of the Cogo Cayman ordinary shares received in connection with the redomestication merger should include the holding period of the shares of the Company common stock surrendered in the transaction. A U.S. Holder of Company common stock that receives cash for its shares of Company common stock upon its exercise of appraisal rights should recognize gain or loss in an amount equal to the difference between the cash received for such shares and its adjusted tax basis in such shares.

If the redomestication merger should fail to qualify as a reorganization under Section 368(a), a U.S. Holder generally would recognize gain or loss with respect to its shares of the Company’s common stock in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in such shares and the fair market value of the corresponding Cogo Cayman ordinary shares received in connection with the redomestication merger. In such event, the U.S. Holder’s basis in the Cogo Cayman ordinary shares received in connection with the redomestication merger would begin on the day following the date of the redomestication merger.

Tax Consequences to the Company and Cogo Cayman

Assuming (as discussed below) that Cogo Cayman will be treated as a U.S. corporation for U.S. federal income tax purposes, the Company should not recognize gain or loss as a result of the redomestication merger.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States, will be treated as a U.S. corporation for U.S. federal income tax purposes if (i) the acquiring corporation, together with all corporations connected to it by a chain of greater than 50% ownership by vote and value (the “expanded affiliated group”), does not have substantial business activities in the country in which the acquiring corporation is organized, compared to the total worldwide business activities of the expanded affiliated group, and (ii) shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition (ignoring for this purpose certain shares of the acquiring corporation held by members of its expanded affiliated group and, pursuant to temporary regulations under Sections 7874, counting as shares certain options or warrants). If Section 7874(b) were to apply to the redomestication merger, then Cogo Cayman, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the redomestication merger as if it were a U.S. corporation, and the Company should not recognize gain (or loss) as a result of the redomestication merger for U.S. federal income tax purposes.

After the completion of the redomestication merger, it is not expected that any shares of Cogo Cayman would be held by any member of an expanded affiliated group that includes Cogo Cayman. In addition, after the redomestication merger, as a result of which Cogo Cayman directly acquires all of the assets of the Company, it is expected that the former stockholders of the Company (including option or warrant holders treated as owning shares of the Company common stock pursuant to the temporary regulations under Section 7874) should be considered to own, by reason of owning (or being treated as owning) stock of the Company, more than 80% of the voting power and the value of Cogo Cayman’s ordinary shares (including any options or warrants treated as ordinary shares of Cogo Cayman pursuant to the temporary regulations promulgated under Section 7874). Moreover, after the redomestication merger, it is expected that the expanded affiliated group that would include Cogo Cayman will not conduct any substantial business activities in the Cayman Islands as compared to the total worldwide business activities of such expanded affiliated group. Accordingly, it is expected that Section 7874(b) should apply and that Cogo Cayman would be treated as a U.S. corporation for U.S. federal income tax purposes.  However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the redomestication merger (and the subsequent operations of Cogo Cayman, as well as members of its expanded affiliated group), this result is not entirely free from doubt. If, for example, Section 7874(b) were determined not to apply to the redomestication merger, and Cogo Cayman were treated as a foreign corporation for U.S. federal income tax purposes as a result of the redomestication merger, then, among other things, the Company would be required to recognize gain (but not loss) under Section 367 of the Code equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the redomestication merger.

The balance of this discussion assumes that Cogo Cayman will be treated as a U.S. corporation for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders of Cogo Cayman Ordinary Shares

Taxation of Cash Distributions

A U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on Cogo Cayman ordinary shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of Cogo Cayman’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such cash distribution in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ordinary shares and will be treated as described under “— Taxation on the Disposition of Ordinary Shares” below.

Any cash dividends Cogo Cayman pays to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, cash dividends Cogo Cayman pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains for taxable years beginning before January 1, 2013, after which the regular U.S. federal income tax rate applicable to dividends is scheduled to return to the regular U.S. federal income tax rate generally applicable to ordinary income.

If a PRC income tax applies to any cash dividends paid to a U.S. Holder on Cogo Cayman ordinary shares, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder may be entitled to certain benefits under the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of Cogo Cayman ordinary shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 20% for taxable years beginning on or after January 1, 2013). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares of Cogo Cayman disposed of exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC income tax applies to any gain recognized on the disposition of Cogo Cayman ordinary shares by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Additional Taxes After 2012

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, cash dividends on, and capital gains from the sale or other taxable disposition of, Cogo Cayman ordinary shares, subject to certain limitations and exceptions.  U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of such shares.

Non-U.S. Holders

Taxation of Cash Distributions

Any cash distribution Cogo Cayman makes to a Non-U.S. Holder of Cogo Cayman ordinary shares, to the extent paid out of Cogo Cayman’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividend paid to a Non-U.S. Holder with respect to Cogo Cayman ordinary shares that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a cash distribution, Cogo Cayman may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution Cogo Cayman projects will be a dividend, based upon a reasonable estimate of both Cogo Cayman’s current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in its Cogo Cayman ordinary shares (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such shares, which will be treated as described under “— Taxation on the Disposition of Ordinary Shares” below.

Cash dividends Cogo Cayman pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Ordinary Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Cogo Cayman ordinary shares unless:

•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
Cogo Cayman is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such shares disposed of, and, generally, in the case where such shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of the ordinary shares of Cogo Cayman at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Cogo Cayman ordinary shares disposed of. There can be no assurance that Cogo Cayman ordinary shares will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, Cogo Cayman generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of Cogo Cayman’s “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.  Based on the current composition of the assets of the Company and its subsidiaries and the expected composition of the assets of Cogo Cayman and its subsidiaries after the redomestication merger, it is expected that Cogo Cayman will not be a USRPHC (although no assurance can be given that Cogo Cayman will not become a USRPHC in the future). Non-U.S. Holders, particularly those Non-U.S. Holders that could be treated as actually or constructively holding more than 5% of the ordinary shares of Cogo Cayman, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Cogo Cayman ordinary shares.

Payments After 2012

Effective generally for payments made after December 31, 2012, a Non-U.S. Holder may be subject to a U.S. federal withholding tax at a 30% rate with respect to cash dividends on, and the gross proceeds from the sale or other disposition of, Cogo Cayman ordinary shares if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, the Non-U.S. Holder are not satisfied. If payment of such withholding taxes is required, a Non-U.S. Holder that is otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect to such dividends and proceeds generally will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of Cogo Cayman ordinary shares.

Information Reporting and Backup Withholding

Cogo Cayman generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions Cogo Cayman pays to such holder on its ordinary shares and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Cogo Cayman ordinary shares to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, at a rate of 28% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 31% for taxable years beginning on or after January 1, 2013), generally will apply to distributions made on Cogo Cayman ordinary shares to, and the proceeds from sales and other dispositions of such shares by, a U.S. Holder (other than an exempt recipient) who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

STOCKHOLDER PROPOSALS

The Annual Meeting of Stockholders for the fiscal year ended December 31, 2010 is expected to be held in December 2011. If the Company has not consummated the redomestication merger, any stockholder proposal intended to be included in the Company's Proxy Statement and form of proxy for presentation at the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company not later than June 30, 2011.  If any such stockholder proposal submitted for presentation at the 2011 Annual Meeting is outside the processes of Rule 14a-8, the proxies named in the form of proxy for the 2011 Annual Meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before August 1, 2011.

LEGAL MATTERS

Certain legal matters in connection with the redomestication merger have been passed upon for the Company by Stein Sperling, Rockville, Maryland.  Certain legal matters as to U.S. federal law have been passed upon for the Company by Loeb & Loeb LLP, New York.  Legal matters in connection with Cogo Cayman and the redomestication merger have been passed upon for the Company by its Cayman Islands counsel, Forbes Hare, Cayman Islands. Certain legal matters as to PRC laws have been passed upon for the Company by HanKun Law Offices.

EXPERTS

The consolidated financial statements of Cogo Group, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this proxy statement/ prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that the Company previously filed with the SEC. These documents contain important information about the Company.

1.	Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed on May 10, 2011; and

3.
The description of the Company’s common stock contained in the Registration Statement on Form S-3, Commission File No. 333-141723, filed March 30, 2007, as amended on April 12, 2007, together with any amendments or reports filed for the purpose of updating such description.

The Company is also incorporating by reference all additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and prior to the date of the stockholders’ meeting.

After consummation of the redomestication merger, Cogo Cayman expects to file annual reports on Form 20-F, periodic filings on Form 6-K and other information with the SEC as required for a foreign private issuer under the Exchange Act.

This proxy statement/prospectus contains important business and financial information about us that is not included in or delivered with this document. You may obtain this additional information, or additional copies of this proxy statement/prospectus, at no cost, and you may ask any questions you may have about the business combination by contacting us at the following address or telephone number:

Cogo Group, Inc.
Room 1001, Tower C, Skyworth Building,
High-Tech Industrial Park,
Nanshan, Shenzhen 5180 PRC,
  86-755-2674-3210.

In order to receive timely delivery of the documents in advance of the special meeting, you must make your request for information no later than July 1, 2011.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission. You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov) or may be inspected at the offices of the Nasdaq Global Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

Cogo Cayman has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form F-4 under the Securities Act to register the Cogo Cayman ordinary shares to be issued in connection with the redomestication merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Cogo Cayman in addition to being a proxy statement of the Company for the stockholders’ meeting.

ANNEX A

THE COMPANIES LAW (2010 Revision)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

COGO GROUP CAYMAN, INC.

(the "Company")

REGISTERED AND FILED AS NO: 254776 THIS 12 DAY OF April 2011
Asst. Registrar of Companies Cayman Islands

2. The registered office of the Company is situated at the offices of Abacus Management Limited, Ground Floor Elizabethan Square, George Town, P.O. Box 2499, Grand Cayman, KY1-1104 Cayman Islands, or at such other place as the Directors may determine.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of The Companies Law (2010 Revision).

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of The Companies Law (2010 Revision). PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5. The liability of the members is limited to the amount from time to time unpaid on such member's shares.

6. THE AUTHORISED SHARE CAPITAL of the Company is two million United States dollars (US$2,000,000.00) divided into two hundred million (200,000,000) shares each with a nominal or par value of one cent each (US$0.01) with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce such capital and to issue all or any part of its capital (whether original, redeemed, increased or reduced) with or without any preference, priority or special privilege, or subject to any postponement of rights, or to any conditions or restrictions whatsoever and so that, unless the conditions of issue shall otherwise expressly provide, every issue of shares, whether stated to be preference or otherwise, shall be subject to the powers on the part of the Company hereinbefore contained.

7. If the Company is registered as an exempted company in accordance with the Companies Law (2010 Revision), the Company will comply with the provisions of such law relating to exempted companies and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8. The Company shall not have the power to issue shares to bearer.

REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS

I/We, the person or persons who have subscribed our names and addresses, are desirous of being formed into a company, in pursuance of this Memorandum of Association, and I/We respectively agree to take the number of shares in the capital of the Company set opposite my/our respective name/s.

NAME, ADDRESS & DESCRIPTION OF SUBSCRIBER/S	NUMBER OF SHARES TAKEN BY EACH SUBSCRIBER
P.O. BOX 856, GEORGE TOWN, GRAND CAYMAN KY1-1103, CAYMAN ISLANDS	1

J. BARRY SMITH

TOTAL SHARES TAKEN 1

Dated this 12 day of April, 2011

Witness to the above signature:

Lisa Shemwell

P.O. BOX 11113,
GRAND CAYMAN, KY1-1008
CAYMAN ISLANDS

CERTIFIED TO BE A TRUE AND CORRECT COPY
SIG.
Flossiebell M. Marsh
Assistant Registrar
Date: 12 April 2011

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

ANNEX B

$2
Cayman Islands

THE COMPANIES LAW (2010 Revision)

EXEMPTED COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

COGO GROUP CAYMAN, INC.

REGISTERED AND FILED AS NO: 254776 THIS 12 DAY OF April 2011
Asst. Registrar of Companies
Cayman Islands

PRELIMINARY

1. The regulations in Table "A" in the First Schedule to the Law (as defined below) shall not apply to the Company except insofar as they are repeated or contained in these Articles.

INTERPRETATION

2. In these Articles, if not inconsistent with the subject or context, the following expressions shall have the following meanings:

   2.1 "Articles" means the present articles of association and all supplementary, amended or substituted articles for the time being in force.

   "Company" means the above named company.

   "Directors" mean the directors for the time being of the Company.

   "Law" means the Companies Law (2010 Revision) of the Cayman Islands and every statutory modification or re-enactment thereof for the time being in force.

   "Member" has the meaning assigned to it in the Law.

   "Memorandum of Association" means the present memorandum of association and all supplementary amended or substituted memoranda of the Company for the time being in force.

   "Ordinary Resolution" means a resolution passed by a simple majority of the votes cast of such members of the Company as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

held in accordance with these Articles and includes a written resolution passed pursuant to these Articles.

"Secretary" means any person appointed to perform the duties of secretary of the Company and shall include an assistant secretary.

"Share" means a share issued or to be issued by the Company and includes a fraction of a share.

"Special Resolution" has the meaning assigned to it in the Law.

2.2 Expressions defined in the Law, or any statutory modification or re-enactment thereof in force at the date on which these Articles become binding on the Company, shall have the meanings so defined.

2.3 Words importing the singular number shall include the plural number and *vice versa.*

2.4 Words importing the masculine gender shall include the feminine and neuter genders.

2.5 Persons shall include corporations.

2.6 The headings are intended for convenience and shall not affect the construction of these Articles.

SHARES

3. Subject to the provisions, if any, in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, any share may be issued with such preferred, deferred or other special rights, or such restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as the Directors may from time to time determine and, subject to the provisions of the Law, any share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company is liable, to be redeemed.

4. No shares shall be issued to bearer.

DIRECTORS AUTHORITY TO ISSUE SHARES

5. Subject to the provisions of these Articles relating to shares, the shares shall be at the disposal of the Directors and they may (subject to the provisions of the Law) allot, grant options over, or otherwise dispose of them to such persons, on such terms and conditions and at such times as they think fit but so that no share shall be issued at a discount, except in accordance with the provisions of the Law, and so that in the case of shares offered to the public for subscription the amount payable on application on each share shall not be less than such percentage of the nominal amount of the share as shall be determined by the Directors.

SHARE CERTIFICATES

6. Every person whose name is entered as a member in the register of members shall, without payment, be entitled to a certificate under the seal of the Company specifying the share or shares held by him and the amount paid-up thereon provided that, in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

7. If a share certificate is worn out, defaced, lost or destroyed, it may be renewed on payment of such fee, if any, not exceeding one United States dollar and on such terms, if any, as to evidence and indemnity as the Directors may prescribe.

REGISTER OF MEMBERS

8. The Directors shall keep or cause to be kept at the Registered Office or such other place determined by the Directors the register of members containing such particulars relating to each member as they may deem appropriate provided that the following particulars are recorded:

(a) the name and address of each member, a statement of the shares of each class held by him and of the amount paid, or agreed to be considered as paid, on such shares;

(b) the date on which the name of each person was entered in the register of members as a member; and

(c) the date on which any person ceased to be a member.

The Company shall not be bound to register more than four persons as joint holders of any share. If any share shall stand in the names of two or more persons, the person first named in the register shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the share.

TRANSFER OF SHARES

9. The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of members in respect thereof provided that the Directors may waive execution by the transferee of the instrument of transfer but shall, as soon as possible thereafter, inform the transferee of such waiver of execution.

10. Transfers of shares may be effected by an instrument of transfer in the usual common form or in such other form as the Directors may approve. All instruments of transfer must be left at the registered office of the Company or at such other place as the Directors may appoint and all such instruments of transfer shall be retained by the Company.

11. The Directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share. The Directors may also decline to recognise any instrument of transfer unless the instrument of transfer is accompanied by any share certificate to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. If the Directors refuse to register a transfer of any shares they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

12. The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine.

REDEEMABLE SHARES

13. (a) Subject to the provisions of the Law and the Memorandum of Association of the Company, and to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that they may be, or at the option of the Company or the holders are, liable to be redeemed on such terms and in such manner, including out of capital, as the Company, before the issue of the shares, may by special resolution determine.

(b) Subject to the Law and subject to any rights conferred on the holders of any class of shares, the Company shall have the power to purchase or otherwise acquire all or any of its own shares (which expression as used in this Article includes redeemable shares and fractional shares) provided that the manner of purchase has first been authorised by a resolution of the shareholders, and may make payment in any manner authorised or not prohibited by law, including out of capital.

VARIATION OF SHARE RIGHTS

14. If at any time the share capital is divided into different classes of shares the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall apply, but so that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the class (but so that if, at any adjourned meeting of such holders, a quorum as defined above is not present, those members who are present shall be a quorum) and that any holder of shares of the class present in person or by proxy may demand a poll and, on a poll, shall have one vote for each share of the class of which he is the holder.

15. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed not to be varied by the creation or issue of further shares ranking *pari passu* therewith.

COMMISSION ON SALE OF SHARES

16. The Company may at any time pay a commission to any person for subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares in the Company or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the Company, but so that the conditions and requirements of the Law shall be observed and complied with. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

17. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share (except only as is otherwise provided by these Articles, by law or under an order of a court of competent jurisdiction) or any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN

18. The Company shall have a first and paramount lien on every share (whether fully paid or not) registered in the name of a member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such member or his estate, either alone or jointly with any other person, whether a member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company's lien (if any) thereon. The Company's lien, if any, on a share shall extend to all dividends payable thereon.

19. The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable or the liability or engagement in respect of which such lien exists is liable to be fulfilled or discharged, and until the expiration of fourteen days after a notice in writing, stating and demanding payment of the sum presently payable or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death, incapacity or bankruptcy.

20. The net proceeds of such sale by the Company after the payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debt or liability or engagement, in respect of which the lien exists, of such part of the amount in respect of which the lien exists so far as the same is presently payable and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale and upon surrender, if required by the Company, for cancellation of the certificate for the share sold) be paid to the person entitled to the shares at the date of the sale.

21. For giving effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in relation to the sale.

CALLS ON SHARES

22. The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed times. Each member shall (subject to receiving at least fourteen days' notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A person upon whom a call is made shall remain liable on such call notwithstanding the subsequent transfer of the shares in respect of which the call was made. A call may be revoked or postponed at the determination of the Directors.

23. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect of such share or other moneys due in respect thereof.

24. A copy of the notice referred to in the preceding Article shall be sent in the manner in which notices may be sent to members by the Company as provided herein.

25. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments.

26. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from such day appointed for payment to the time of actual payment at such rate not exceeding fifteen per cent. per annum as the Directors may determine but the Directors shall be at liberty to waive payment of such interest either wholly or partly.

27. No member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another member) at any general meeting, either personally or by proxy, or be reckoned in a quorum, or to exercise any other privilege as a member until all sums or instalments due from him to the Company in respect of any call, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.

28. Any sum which by the terms of issue of a share becomes payable on allotment or on any fixed date (whether on account of the nominal value of the share or by way of premium or otherwise) shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

29. The Directors may make arrangements on the issue of shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

30. The Directors may, if they think fit, receive from any member willing to advance the same, and either in money or money's worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and upon all or any of the moneys so advanced the Company may pay interest at such rate (if any) as the Directors may decide. The Directors may at any time repay the amount so advanced upon giving to such member not less than one month's notice in writing of their intention in that regard, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. No such sum paid in advance of calls shall entitle the member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

31. If a member fails to pay any call or instalment of a call or to make any payment required by the terms of the issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call, instalment or payment remains unpaid, serve a notice on him requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses incurred by the Company by reason of such non-payment.

32. The notice shall name a day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

33. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share, and not actually paid before forfeiture.

34. A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and, at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

35. A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall, notwithstanding, remain liable to pay the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company receives payment in full of all moneys whenever payable in respect of the shares.

36. A certificate in writing under the hand of a Director or the Secretary of the Company that a share in the Company has been duly sold, forfeited or otherwise disposed of on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or otherwise disposed and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in relation to the sale, forfeiture or disposal of the share.

37. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time (whether on account of the nominal value of the share or by way of premium or otherwise) as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

38. The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

39. In the case of the death of a member, the legal personal representative of a deceased sole shareholder shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased shareholder, shall be the only persons recognised by the Company as having any title to the share. Provided however, that nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held him solely or jointly with other persons.

40. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered as a member in respect of the share or to make such transfer of the share to such person as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy (as the case may be). If the person so being entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

41. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company. The Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety days, the Directors may, if such shares are redeemable at the option of the Company, redeem such shares but, in the meantime, the Directors may elect to withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF SHARE CAPITAL

42. Subject to and in so far as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by ordinary resolution:

(a) increase the share capital by such amount as the Company in general meeting may determine, provided that if the Company has no shares of a fixed amount it may increase its share capital by such number of shares without nominal or par value or may increase the aggregate consideration for which such shares may be issued;

(b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c) convert all or any part of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

(d) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association provided that the proportion of any amounts unpaid on the shares shall remain unchanged; or

(e) cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish its share capital by the amount such cancelled shares, provided that if the Company has no shares of a fixed amount it may diminish the number of shares into which its capital is divided.

43. All new shares created under the preceding Article shall be considered as though part of the original capital and shall be subject to the same provisions herein contained with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, surrender and otherwise.

44. The Company may by Special Resolution, and subject to and in accordance with the provisions of the Law, reduce its share capital and any capital redemption reserve fund in any manner whatsoever.

45. Subject to the provisions of the Law, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

46. Unless the Directors determine otherwise, the members entitled to receive notice of or to vote at a meeting of members or members entitled to receive payment of a dividend shall be those members appearing on the register of members five days before the notice of general meeting is given or the dividend is declared, which shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this section, such determination shall apply to any adjournment thereof.

ANNUAL MEETINGS

47. The annual general meeting shall be held at such time and place as the Directors shall appoint and shall be for the purpose of the election of the Directors and for the transaction of general business.

GENERAL MEETINGS

48. The Directors may, whenever they think fit, convene a general meeting. If, at any time, there are not sufficient Directors capable of acting to form a quorum, any Director or any one member of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

49. The Directors shall, upon the requisition in writing of one or more members holding in the aggregate not less than one third of such paid-up capital of the Company which, as at the date of the requisition, carries the right of voting at general meetings, convene a general meeting. Any such requisition shall express the object of the meeting proposed to be called, shall be signed by the requisitionists and shall be left at the registered office of the Company. If the

Directors do not proceed to convene a general meeting within twenty one days from the date of such requisition being left as aforesaid, the requisitionists or any of them or any other member or members holding in the aggregate not less than one third of such paid-up capital of the Company which, as at the date of the requisition, carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at such place and time as they shall appoint, subject to the Company's Articles as to notice. Any such meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty one days.

50. A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

51. Subject to the provisions of the Law relating to Special Resolutions, nine days' notice at the least (exclusive of the day on which the notice is served or deemed to be served but inclusive of the day for which the notice is given) specifying the place, the day and the hour of the general meeting and the general nature of the business shall be given in the manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meeting, to such persons as are, under the Articles, entitled to receive such notices from the Company. The notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as a special resolution.

52. Notwithstanding that a meeting of the Company is called by shorter notice than that referred to these Articles, it shall be deemed to have been duly called if it is so agreed by all the members of the Company entitled to attend and vote thereat or their proxies.

53. The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any member entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

54. No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. A majority of members present in person or by proxy and entitled to vote shall be a quorum.

55. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting the members present shall be a quorum and may transact the business for which the meeting was called.

56. The Chairman, if any, of the board of Directors shall preside as Chairman at every general meeting of the Company. If there is no such Chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as Chairman, the Directors present shall choose one of their number to be Chairman of the meeting, or if no Directors are present, the highest ranking officer of the Company present at the meeting shall preside as Chairman of the meeting.

57. The Chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

58. At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll taken in such manner as the Chairman of the meeting directs. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken.

59. In the case of an equality of votes, the Chairman of the meeting shall be entitled to a second or casting vote.

VOTES OF MEMBERS

60. Except as otherwise required by law or as set forth herein, the holder of each share issued and outstanding shall have one vote for each share held by such holder, at the record date for determination of the members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of members is solicited.

61. In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority shall be determined by the order in which the names stand in the register of members.

62. A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, by his committee, receiver, curator bonis or other person in the nature of a committee, receiver or curator bonis appointed by that court and any such committee, receiver, curator bonis or other person may, on a poll, vote by proxy.

63. No member shall be entitled to vote at any general meeting unless he is registered as a member of the Company on the record date for such meeting and all calls or other such sums presently payable by him in respect of shares in the Company have been paid.

64. No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting whose decision shall be final and conclusive.

65. On a poll votes may be given personally or by proxy.

RESOLUTIONS IN WRITING

66. A resolution in writing (whether ordinary or special and whether in one or more counterparts) signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

PROXIES

67. Any member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person (who must be an individual) as his proxy to attend and vote instead of him and a proxy so appointed shall have the same right as the member to speak at the meeting. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll. On a poll votes may be given either personally or by proxy. A proxy need not be a member of the Company. A member may appoint any number of proxies to attend in his stead at any one general meeting (or at any one class meeting).

68. The instrument appointing a proxy shall be in writing under the hand of the appointer or his attorney duly authorised in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorised.

69. The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of that power of attorney or other authority, shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time as the notice may specify before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposed to vote and, in default, the instrument of proxy may, at the option of the Company, not be treated as valid. The Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of an electronic confirmation from the appointer that the instrument of proxy duly signed is in the course of transmission to the Company.

70. Every instrument of proxy, whether for a specified meeting or otherwise, shall be in common form or such other form as the Directors may from time to time approve, provided that it shall enable a member, according to his intention, to instruct his proxy to vote in favour of or against (or in default of instructions or in the event of conflicting instructions, to exercise his discretion in respect of) each resolution to be proposed at the meeting to which the form of proxy relates.

71. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its registered office before the commencement of the meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

72. Any corporation which is a member of the Company may, in accordance with its articles of association or, in the absence of such provision, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS AND OFFICERS

73. Until otherwise determined by the Company in general meeting, the number of Directors shall not be less than three or be more than nineteen and the names of the first Directors shall be determined in writing by a majority of the subscribers to the Memorandum of Association.

74. Thereafter, and subject as otherwise provided in these Articles, Directors shall be appointed by a resolution of the Company. At a general meeting, a motion for the appointment of two or more persons as Directors may be made by a single resolution.

75. The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

76. The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

77. A Director or officer of the Company may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director or officer of the Company for such period and on such terms (as to remuneration and otherwise) as the Directors may determine.

78. Any Director or officer of the Company may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer provided that nothing herein contained shall authorise a Director or officer or his firm to act as auditor of the Company.

79. The share qualification for a Director may be fixed by the Company in general meeting and, unless and until so fixed, no qualification shall be required.

80. A Director or officer of the Company may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or officer shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

81. No Director or officer of the Company shall be disqualified by his office from holding any office or place of profit under the Company or under any company in which the Company shall be a member or otherwise interested, or from contracting or dealing with the Company either as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director or officer shall be in any way interested, be avoided, nor shall any Director or officer be liable to account to the Company for any profit arising from any such office or place of profit or realised by any such contract or arrangement by reason only of such Director or officer holding that office or of the fiduciary relations thereby established, but it is declared that the nature of his interest must be disclosed by him at the meeting of the Directors at which the contract or arrangement is taken into consideration if his interest then exists, or in any other case at the first meeting of the Directors after the acquisition of his interest. A general notice of disclosure or otherwise contained in the minutes of the meeting that a Director or officer is a member of any specified firm or company, and is to be regarded as interested in all transactions with that firm or company, shall be a sufficient disclosure under this Article as regards such Director or officer and the said transactions, and after such general notice it shall not be necessary for such Director or officer to give a special notice relating to any particular transaction with that firm or company.

82. A Director or officer of the Company may, notwithstanding his interest, be counted in the quorum present at any meeting at which he or any other Director or officer is appointed to hold any such office or place of profit under the Company or at which the terms of any such appointment are arranged and he may vote on any such appointment or arrangement other than his own appointment or the arrangement of the terms thereof.

POWERS AND DUTIES OF DIRECTORS

83. The business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting-up and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to any regulations of these Articles, to the provisions of the Law, and to such regulations, being not inconsistent with the aforesaid regulations or provisions, as may be prescribed by the Company in general meeting but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

84. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

85. The Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers of the Company made by the Directors;

(b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

of all resolutions and proceedings at each meeting of the Company and of the Directors and of any committee of the Directors.

86. The Directors may, on behalf of the Company, pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

87. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock, bonds and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

88. (a) The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b) The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c) The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d) Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTOR

89. The Directors may from time to time appoint one or more of their body to the office of Managing Director on such terms and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination *ipso facto* if he ceases from any cause to be Director.

PROCEEDINGS OF DIRECTORS

90. The Directors shall meet together for the conduct of business, convening, adjourning and otherwise regulating their meetings as they think fit. A Director may, and Secretary at the request of a Director shall, call a meeting of the Directors. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. In case of an equality of votes, the Chairman shall have a second or casting vote.

91. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, shall be a minimum of three Directors.

92. The continuing Directors or sole continuing Director may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

93. The Directors may elect a Chairman of their meetings and determine the period for which he is to hold office but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

94. The Directors may delegate any of their powers to committees consisting of such member or members of the board of Directors as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

95. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

96. All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director, or that they or any of them were disqualified or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified to be a Director.

97. Members of the board of Directors or of any committee thereof may participate in a meeting of the board or of such committee by means of conference telephone or other electronic means by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

VACATION OF OFFICE OF DIRECTOR

98. The office of Director shall, *ipso facto*, be vacated if the Director:

(a) dies; or

(b) becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c) is found to be a lunatic or becomes of unsound mind; or

(d) resigns his office by notice in writing to the Company; or

(e) he shall for more than three consecutive meetings have been absent from Directors' meetings without permission of the Directors and the remaining Directors resolve that his office be vacated.

APPOINTMENT AND REMOVAL OF DIRECTORS

99. The Directors shall hold and continue in office until they are removed from office under the terms of these Articles or until they resign.

100. The Board or the Company may, by Ordinary Resolution, appoint any person to be a Director, remove any Director and/or appoint another person in his stead.

101. The Directors shall have the power at any time, and from time to time, to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Articles.

SEAL

102. (a) The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b) The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c) A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

103. The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS AND RESERVES

104. Subject to the Law, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

105. The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit. The Directors may also, without placing the same to reserve, carry forward any profits which they may think prudent not to dividend.

106. No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Law.

107. Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, all dividends or distributions shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Article as paid on the share.

108. The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

109. The Directors may declare that any dividend or distribution may be paid either wholly or partly by the distribution of specific assets and, in particular, of paid-up shares or debentures of any other company or in any one or more of such ways. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and, in particular, may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all members, and may vest any such specific assets in trustees upon trust for the members entitled to the dividend as may seem expedient to the Directors.

110. Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the member or person entitled thereto or, in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the member or person entitled or such joint holders, as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the member or person entitled or such joint holders, as the case may be, may direct.

111. If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividends, bonuses or other moneys payable on or in respect of the share.

112. No dividend shall bear interest against the Company.

113. All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed and the Company shall not be constituted a trustee in respect thereof. All dividends unclaimed for a period of twelve years after having been declared shall be forfeited and shall revert to the Company.

CAPITALISATION OF PROFITS

114. The Company in general meeting may, upon the recommendation of the Directors, resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company's reserve accounts or to the credit of the profit and loss account or otherwise available for distribution and not required for the payment or provision of the fixed dividend on any shares entitled to fixed preferential dividends and accordingly that such sums be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid-up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Directors shall give effect to such resolution provided that a share premium account and a capital redemption reserve fund may, for the purposes of this Article, only be applied in the paying-up of unissued shares to be issued to members as fully paid bonus shares.

115. Whenever such a resolution as aforesaid has been passed, the Directors shall make all appropriations and applications of the undivided profits or balances standing to the credit of the relevant reserve account resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorise any person to enter on behalf of all members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid-up, of any further shares or debentures to which they may be entitled upon such capitalisation, or as the case may require, for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.

BOOKS OF ACCOUNT

116. The Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

117. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company in general meeting.

118. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

NOTICES

119. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

120. (a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of twenty four (24) hours after the letter containing the same is posted as aforesaid.

(b) Where a notice is sent electronically, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

121. A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder named first in the register of members in respect of the share.

122. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankruptcy, or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

123. Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a) every member holding shares entitling the holder thereof to attend meetings of the Company except those members who have not supplied to the Company an address for the giving of notices to them; and

(b) every person entitled to a share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

LIQUIDATION OF THE COMPANY

124. If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between members or different classes of members. The liquidator may with the like sanction vest the whole or any part of the assets in trustees upon such trusts for the benefit of contributories as the liquidator, with the like sanction, shall think fit but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

125. Every Director or other officer of the Company and their heirs and personal representatives shall be entitled to be indemnified and held harmless out of the assets of the Company against all actions, proceedings, costs, damages, expenses (including reasonable legal and/or accountancy fees), claims, losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted, and no Director or person as aforementioned shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto provided that he acted in good faith and in a manner reasonably believed by him to be in the best interests of the Company and provided further that his actions did not involve fraud, wilful default, or wilful neglect. The Company may also provide indemnity insurance to cover the liability of any Director or officer of the Company in respect of the foregoing.

FINANCIAL YEAR

126. Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and shall begin on 1 January in each year.

AMENDMENT OF MEMORANDUM AND ARTICLES

127. Subject to the provisions of the Law, the Company may by Special Resolution change its name, amend its objects or alter or amend these Articles either in whole or in part.

TRANSFER BY WAY OF CONTINUATION

128. If the Company is exempted as defined in the Law, it shall, subject to the provisions of the Law, and with the sanction of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NAME, ADDRESS & DESCRIPTION OF SUBSCRIBER/S

J. BARRY SMITH
P.O. BOX 856,
GRAND CAYMAN, KY1-1103
CAYMAN ISLANDS

J. BARRY SMITH

Dated this 12 day of April 2011

Witness to the above signature:-

Lisa Shemwell

P.O. BOX 11113,
GRAND CAYMAN KY1-1008
CAYMAN ISLANDS

CERTIFIED TO BE A TRUE AND CORRECT COPY
SIG.
Flossiebell M. Marsh
Assistant Registrar
Date. 12 April 2011

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

ANNEX C
The Cayman Islands

Companies Law (2010)

PLAN OF MERGER

This Plan of Merger is made on [●] 2011 between:

Cogo Group Cayman, Inc., an exempted limited liability company incorporated under the Companies Law (2010 Revision) (the “Act”) and having its registered office at [●] (the “Surviving Company”); and

Cogo Group, Inc., a corporation organised under the laws of the State of Maryland, USA and having its principal office at [●] (the “Merging Company”).

WHEREAS the Merging Company is a Maryland corporation organised under the laws of Maryland and is entering into this Plan of Merger pursuant to the provisions of Section 237(1) of the Act and Section 3-109 of the Annotated Code of Maryland, Corporations and Associations Article.

WHEREAS the Surviving Company is an exempted limited company incorporated and existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of Section 237(1) of the Act.

WHEREAS the Memorandum and Articles of Association of the Surviving Company were registered with the Registrar of Companies on [●] [and amended and restated on [●]].

WHEREAS the directors of the parties hereto deem it desirable and in the best interest of the companies and their members, as the case may be, that the Merging Company be merged into Surviving Company.

NOW THEREFORE this Plan of Merger provides as follows:

1.	The constituent companies to this plan of Merger are the Surviving Company and the Merging Company.

2.	The Surviving Company is Cogo Group Cayman, Inc.

3.
The Surviving Company has [●] ordinary shares in issue, all of which are registered in the name of [●], a wholly owned subsidiary of the Merging Company (the “Parent Company”), and are entitled to vote on the merger as one class.

4.	The Merging Company has [●] shares of common stock in issue, all of which are entitled to vote on the merger as one class.

5.
Upon the merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Merging Company and the Surviving Company shall become subject to all liabilities, obligations and penalties of the constituent companies.

6.	The terms and conditions of the merger are as follows:

(a)	Each share of common stock issued and outstanding in the Merging Company on the Effective Date of the merger shall be converted into one ordinary share in the capital of the Surviving Company; and

(b)	The [●] ordinary shares of the Surviving Company in issue held by the Parent Company shall be cancelled.

7.
The memorandum of association and the articles of association of the Surviving Company in effect immediately prior to the merger shall be the memorandum of association and articles of association of the Surviving Company immediately following the merger until the same shall be altered, amended or replaced as provided therein.  The name of the Surviving Company will be changed to Cogo Group, Inc. after the Effective Date.

8.
The ordinary shares in the share capital of the Surviving Company shall carry the right to receive notice of and attend and vote at general meetings of the Surviving Company and to be paid dividends and other distributions.

9.	No director of the Surviving Company or Merging Company is to receive any benefit as a result of the merger.

10.	There are no secured creditors of the Surviving Company or the Merging Company.

11.	The names and addresses of the directors of the Surviving Company are as follows:

[●]	[●]
[●]	[●]
[●]	[●]

12.	This Plan of Merger shall be submitted to the members of both the Surviving Company and Merging Company for their approval by a resolution of members.

13.
The merger shall take effect in accordance with section 234 of the Companies Law under which the effective date of the merger shall be the date the register of members is updated to reflect the merger (“Effective Date”).

14.
At any time prior to the Effective Date this Plan of Merger may be terminated by the directors of either the Merging Company or the Surviving Company or it may be amended by changing the Effective Date.

15.
For U.S. federal income tax purposes, the merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be reported on a basis consistent with such characterization.

16.	This Plan of Merger may be executed in counterparts.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on this [●] 2011.

SIGNED for and on behalf of		)
Cogo Group Cayman, Inc.	) [●]
By		)	Director

SIGNED for and on behalf of	)
Cogo Group, Inc.		)	[●]
By		)	Director

ANNEX D

ARTICLES OF MERGER

THESE ARTICLES OF MERGER, dated this _____ day of ____________, 2011, pursuant to Section 3-109 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (hereinafter referred to as the "Code"), are entered into by and between the corporation and the limited liability company named in Article SECOND below, which are referred to herein collectively as the Constituent Entities.

FIRST:  The Constituent Entities have agreed to merge, and the terms and conditions of said merger, the mode of carrying the same into effect and the manner and basis of converting or exchanging the shares of issued stock of each of the Constituent Entities into different stock or other consideration pursuant to Section 3-103 of the Code, and the manner of dealing with any issued stock of the Constituent Entities not to be so converted or exchanged, are and shall be as set forth herein.

SECOND:  The parties to these Articles of Merger are Cogo Group, Inc., a Maryland corporation, (hereinafter referred to as “Cogo Maryland”) and Cogo Group Cayman, Inc., a Cayman Islands corporation, (hereinafter referred to as “Cogo Cayman”).

THIRD: Cogo Cayman was incorporated on April 12, 2011 pursuant to the Companies Law (2010 Revision) of the Cayman Islands.

FOURTH: Cogo Cayman shall be the successor corporation (hereinafter referred to as "Successor").

FIFTH:  The principal office of the Successor in the Cayman Islands is Abacus Management Limited, Ground Floor Elizabethan Square, George Town, P.O. Box 2499, Grand Cayman, KY1-1104 Cayman Islands.  The Successor does not have a principal office in the State of Maryland.  Neither of the Constituent Entities owns property in any county in Maryland, the title to which could be affected by the recording of an instrument among the land records.

SIXTH:  The Board of Directors of Cogo Maryland on ___, 2011, by unanimous written consent of the entire Board of Directors, duly adopted a resolution, declaring a merger substantially upon the terms and conditions set forth in these Articles of Merger was advised, authorized and approved and directing their submission to the Stockholders of Cogo Maryland for stockholder approval as required by the Articles of Incorporation and the laws of the State of Maryland.

The stockholders of Cogo Maryland on ________, 2011, by [at least two-thirds all the votes entitled to be cast on the matter], duly adopted a resolution, declaring a merger substantially upon the terms and conditions set forth in these Articles of Merger be approved, as required by the Articles of Incorporation and the laws of the State of Maryland.

 SEVENTH:  The Board of Directors of Cogo Cayman on ____________, 2011, by a unanimous vote of the entire Board of Directors, duly adopted a resolution, declaring a merger substantially upon the terms and conditions set forth in these Articles of Merger was advised, authorized and approved and directing their submission to the stockholders of Cogo Cayman for stockholder approval as required by the Articles of Association and the laws of the Cayman Islands.

The stockholders of Cogo Cayman on _________, 2011, by unanimous written consent of its stockholders, duly adopted a resolution, declaring a merger substantially upon the terms and conditions set forth in these Articles of Merger be approved, as required by the Articles of Association and the laws of the Cayman Islands.

EIGHTH:  All of the terms and provisions of the Articles of Association of the Successor are hereby incorporated in these Articles and made a part hereof with the same force and effect as if herein set forth in full.

NINTH:  Cogo Maryland has authority to issue two hundred million (200,000,000) shares of common stock, par value $0.01 per share.

TENTH:  Cogo Cayman has authority to issue two hundred million (200,000,000) ordinary shares with par value of $0.01 per share.

ELEVENTH:  The manner and basis of converting or exchanging the issued stock of each of the Constituent Entities into different stock or other consideration and the treatment of any issued stock of the Constituent Entities not to be so converted or exchanged on the Effective Date shall be as follows:

Each issued share of stock of Cogo Maryland, shall, upon the effective date of the merger, cease to be outstanding and shall be converted into and exchanged for the right to receive that number of ordinary shares (the "Merger Consideration") of Cogo Cayman.  The issued shares of Cogo Cayman shall not be converted or exchanged in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of stock of Cogo Cayman.

IN WITNESS WHEREOF, Cogo Group, Inc. and Cogo Group Cayman, Inc., the corporations which are parties to the merger, have caused these Articles of Merger to be signed in their respective corporate names and on their behalf by the respective Presidents and witnessed or attested by their respective Secretaries as of the _____ day of ___________________, 2011.

ATTEST:		COGO GROUP, INC.

By:

Name:

Title:

COGO GROUP CAYMAN, INC.

By:

Name:

Title:

THE UNDERSIGNED, President of Cogo Group, Inc., who executed on behalf of said Corporation the foregoing Articles of Merger, of which this certificate is made a part hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Merger, to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

THE UNDERSIGNED, President of Cogo Group Cayman., Inc. who executed on behalf of said Corporation the foregoing Articles of Merger, of which this certificate is made a part hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Merger, to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth  therein  with  respect  to  the  approval thereof are true in all material respects, under the penalties of perjury.

Shares of Common Stock

COGO GROUP CAYMAN, INC.

PROSPECTUS

June 2, 2011

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The articles of association of the Registrant provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the Registrant will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own fraud, willful neglect or willful default.

The Registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Law (2004 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description

2.1	Plan of Merger (included in Annex C of the proxy statement/prospectus)

3.1	Memorandum of Association of Registrant (included in Annex A of the proxy statement/prospectus)

3.2	Articles of Association of Registrant (included in Annex B of the proxy statement/prospectus)

4.1	Specimen Common Stock Certificate of Cogo Group Cayman, Inc.

5.1	Opinion of Forbes Hare

23.1	Consent of Forbes Hare (included in Exhibit 5.1)

23.2	Consent of KPMG, Independent Registered Public Accounting Firm

24	Power of Attorney for directors of Cogo Group Cayman, Inc. (included on signature page of Cogo Group Cayman, Inc.)†

†	Previously filed.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) inapplicable

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

COGO GROUP CAYMAN, INC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cogo Group Cayman, Inc., a Cayman Islands company, has duly caused this Registration Statement on Form  F-4 to be signed on its behalf by the undersigned, thereunto duly authorized on the 27th day of May, 2011 in Shenzhen, People’s Republic of China.

Cogo Group Cayman, Inc.

By:	/s/ Jeffrey Kang
Jeffrey Kang
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated on the 27th day of May, 2011.

Signature	Title	Date

/s/Jeffrey Kang	Chief Executive Officer; Chairman of the Board	May 27, 2011
Jeffrey Kang

/s/Allen Wu*	Director	May 27, 2011
Allen Wu

/s/ Frank Zheng*	Chief Financial Officer (Principal Accounting and Financial Officer); Director	May 27, 2011
Frank Zheng

* By: /s/ Jeffrey Kang
Jeffrey Kang, attorney-in-fact

PRELIMINARY COPY
SPECIAL MEETING OF STOCKHOLDERS OF
COGO GROUP, INC.
July 8, 2011
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS
A VOTE “FOR” ALL PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR	AGAINST	ABSTAIN

1.
Proposal 1: to approve the merger (referred to as the “redomestication merger”) of Cogo Group, Inc. with and into its indirect wholly owned subsidiary, Cogo Group Cayman, Inc., incorporated under the laws of the Cayman Islands (“Cogo Cayman”), with Cogo Cayman surviving the redomestication merger. Cogo Group Cayman, Inc. will then become the publicly traded company.  The redomestication merger will change the place of incorporation of Cogo Group, Inc. from Maryland to the Cayman Islands. The securities of Cogo Group, Inc. will be exchanged for securities of Cogo Cayman on a one-for-one basis and the current security holders of Cogo Group, Inc. will become security holders of Cogo Cayman.
☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1.

If you wish to vote in accordance with our Board of Directors’ recommendation, just sign below. You need not mark any boxes.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NOTES:
1. Please sign your name exactly as your name appears hereon. If the shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.
2. Returning the enclosed form of proxy will not prevent you from attending and voting in person at the special meeting or any adjournment or postponement thereof.

Please detach along perforated line and mail in the envelope provided.

COGO GROUP, INC.
THIS PROXY IS BEING SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY KANG and FRANK ZHENG, and each of them as proxies and each with full power of substitution, to represent and to vote all shares of common stock of Cogo Group, Inc. at the special meeting of stockholders of Cogo Group, Inc. to be held on INSERT DATE, 2011, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.  The special meeting will be held at the offices of the company in Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China. The phone numbers for participation at the meeting are: for those in the United States, [(866) 252-6350 or (210) 795-0518]; for those in China, [400-810-4793, 10800-712-1428 or 10800-120-1428]; and for those in Hong Kong, [3001-3878]; for those outside of the United States, China or Hong Kong, [+852-3001-3878 ] The pass code for all participants is [8715834].

Our Board of Directors believes that the redomestication merger proposal, is fair to, and in the best interests of, all of our stockholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” Proposal 1.
(Continued and to be signed on the reverse side)